EXHIBIT 10.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THE REGISTRANTTREATS AS PRIVATE OR CONFIDENTIAL

LICENSE AGREEMENT

This License Agreement (“Agreement”) is made effective this 17th day of February 2026 (the “Effective Date”) by and between Rasayana Therapeutics, Inc., a Delaware corporation, with its principal place of business at 68 Harrison Avenue, Ste 605, Boston, MA 02111 (hereinafter referred to as “Rasayana”), and Theriva Biologics, Inc., a Nevada corporation having its principal place of business at 9605 Medical Center Drive, Suite 270, Rockville, MD 20850 (hereinafter “Theriva”). Rasayana and Theriva are each sometimes referred to here as a “Party” to this Agreement, and collectively as the “Parties” to this Agreement.

INTRODUCTION

WHEREAS, Theriva controls certain patent rights and other intellectual property rights related to methods of composition, formulation, manufacture, and use of recombinant bovine intestinal alkaline phosphatase.

WHEREAS, Theriva desires to have these patent rights and other intellectual property rights used to develop and commercialize Products (as defined herein).

WHEREAS, Rasayana desires to obtain an exclusive license to develop and commercialize Products under said patent rights and other intellectual property rights in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Rasayana and Theriva agree as follows:

Article I. DEFINITIONS

As used in this Agreement, the following terms, whether used in the singular or plural, shall have the following meanings:

1.1            “Accounting Standards” means U.S. generally accepted accounting principles, consistently applied.

1.2            “Affiliate” means, with respect to a Party, any entity or person that controls, is controlled by, or is under common control with that Party. For the purpose of this definition, “control” or “controlled” means, direct or indirect, ownership of fifty percent (50%) or more of the shares of stock entitled to vote for the election of directors in the case of a corporation or fifty percent (50%) or more of the equity interest in the case of any other type of legal entity; status as a general partner in any partnership; or any other arrangement whereby the entity or person controls or has the right to control the board of directors or equivalent governing body of a corporation or other entity or the ability to cause the direction of the management or policies of a corporation or other entity. The Parties acknowledge that in the case of entities organized under the laws of certain countries where the maximum percentage ownership permitted by law for a foreign investor is less than fifty percent (50%), such lower percentage shall be substituted in the preceding sentence, provided that such foreign investor has the power to direct the management and policies of such entity.

1.3            “Calendar Quarter” means the period from January 1 until March 31, April 1 until June 30, July 1 until September 30 and October 1 until December 31.

1.4            “Calendar Year” means the period from January 1 until December 31.

1.5            “Combination Product” means a pharmaceutical preparation containing as its active ingredients both a Product and one or more other therapeutically or prophylactically active ingredients (each an “Other Component”). Drug delivery vehicles, adjuvants, and excipients will not be deemed to be “active ingredients”, except in the case where such delivery vehicle, adjuvant, or excipient is recognized as an active ingredient in accordance with 21 C.F.R. § 210.3(b)(7) (as amended), or any foreign counterpart.

1.6            “Commercialize” or “Commercialization” means drug or biologic commercialization activities, including, without limitation, pricing, marketing, promoting, distributing, importing, exporting, offering to sell and/or selling a Product, and all customer support, medical education, and market and product support activities.

1.7            “Commercially Reasonable Efforts” means with respect to Rasayana’s obligations under this Agreement, including to undertake Research, Development, Manufacturing or Commercialization activities, as applicable, the good faith use of efforts and resources that Rasayana would reasonably use were it actively and diligently pursuing the Research, Development, Manufacturing or Commercialization of its own, independently developed, similarly situated biological product or therapy at a similar stage of Development or Commercialization as the applicable biological product or therapy, taking into account the efficacy, safety, and proprietary position of a Product, including patent and regulatory exclusivity, regulatory requirements and marketing approval of a Product, availability of supply of Product, competition and present and future market and commercial potential.

1.8            “Confidential Information” means confidential information of a Party or its Affiliates (as applicable) which is communicated or otherwise provided to the other Party hereunder pursuant to the terms of this Agreement and which is marked as confidential in writing or, if disclosed orally, is indicated to be confidential at the time of disclosure of the information or information that is designated as confidential, commercially sensitive or which ought reasonably to be considered as such.

1.9            “Covered by a Valid Claim” mean the making, using, selling, offering for sale, importing or exporting of a Product (as defined below) in the country in question would (without the license granted hereunder) infringe directly, indirectly by inducement of infringement, or indirectly by contributory infringement, at least one Valid Claim (as defined below) of one or more Licensed Patents (as defined below) in that country.

1.10          “Develop” or “Development” means drug or biologic development activities, including, without limitation, Research, test method development and stability testing, assay development and audit development, toxicology, formulation, quality assurance/quality control development, statistical analysis, clinical studies, packaging development, regulatory affairs, and the preparation, filing and prosecution of MAAs.

1.11          “Effective Date” has the meaning set forth in the preamble.

1.12          “EMA” means the European Medicines Agency or any successor entity thereto.

1.13          “EU” means the European Union, an association of European nations formed in 1993 for the purpose of achieving political and economic integration, comprising at the Effective Date of this Agreement of 27 member states. For purposes of this Agreement, the United Kingdom shall also constitute a part of the EU.

1.14          “ExcellGene Agreements” means: (a) that certain Master Services Agreement by and between Theriva and ExcellGene S.A. (“ExcellGene”), dated as of May 16, 2016, as amended from time to time and (b) that certain Price Contract by and between Theriva and ExcellGene, dated May 19, 2016, as amended from time to time.

1.15          “FDA” means the United States Food and Drug Administration or any successor entity thereto.

1.16          “Field” means all uses of any Product.

1.17          “First Commercial Sale” means the first sale of a Product by or under the authority of Rasayana or an Affiliate or sublicensee of Rasayana or an Affiliate of a sublicensee to a Third Party in a country following Regulatory Approval of such Product in that country. For the avoidance of doubt, pre-approval sales do not qualify as a First Commercial Sale.

1.18          “Fundraising Period” means one year from the Effective Date plus any extension beyond one year that may subsequently be agreed in writing by the Parties.

1.19          “Gross Sales” means for the period in relation to which it is calculated, the total amounts invoiced for all sales of a Product to any Third Party in the Territory in a bona fide arms-length transaction, before any deductions.

1.20          “IND” means an Investigational New Drug Application in the US filed with the FDA or the corresponding application for the investigation of products in any other country or group of countries, as defined in the applicable laws and regulations and filed with the Regulatory Authority of a given country or group of countries.

1.21          “Indication” means a separate and distinct disease, disorder, illness or medical condition for which clinical results for such disease, disorder, illness or medical condition and a separate Regulatory Approval application or a supplement (or other addition) to a Regulatory Approval application is required for the purpose of obtaining Regulatory Approval in a country or territory. Variants or subpopulations of a primary disease, disorder, illness or medical condition, however stratified, shall not be deemed to be separate “Indications” for the purposes of this Agreement, including stratification by stages or progression (including precursor condition), particular combinations of symptoms associated with the primary disease or condition, prior treatment courses, response to prior treatment, different lines of treatment, family history, clinical history, phenotype, age (e.g. adult and pediatric) or other stratification.

1.22          “Insolvency Event” means, in relation to either Party, any of the following: (a) that Party has commenced any case, proceeding or other action (i) under any existing or future law of any jurisdiction relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (ii) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any such Party shall make a general assignment for the benefit of its creditors; (b) there shall be commenced against such Party any case, proceeding or other action of a nature referred to in clause (a) above that (i) results in the entry of an order for relief or any such adjudication or appointment and (ii) remains undismissed, undischarged or unbonded for a period of ninety (90) days; (c) there shall be commenced against such Party any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within ninety (90) days from the entry thereof; or (d) such Party’s board of directors shall authorize any corporate action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clauses (a), (b) or (c) above.

1.23            “Joint Invention” means any new invention pertaining to the Licensed IP or a Product made jointly by the Parties during the Term.

1.24            “Joint Know-How” means Know-How pertaining to the Licensed IP or a Product created jointly by the Parties during the Term.

1.25            “Joint Patent” means a patent stemming from a Joint Invention.

1.26            “Licensed IP” means the Licensed Know-How and Licensed Patents.

1.27            “Licensed Know-How” shall mean any proprietary invention, discovery, development, data, information, process, method, technique or other know-how, owned or controlled by Theriva or its Affiliates as of the Effective Date and/or during the Term, whether or not patentable, pertaining to the composition, manufacture, characterization and/or use of recombinant bovine intestinal alkaline phosphatase in the Field and Territory. For clarity, Licensed Know-How shall include all information contained in any Regulatory Filings, all manufacturing, analytical and process development know-how and trade secrets related to manufacture of bulk substance and finished dosage form of any Product, all pre-clinical published and unpublished data regarding any Product, all clinical data from Phase I studies, and all reports from external advisors and consultants regarding any Product.

1.28            “Licensed Patents” means (a) issued patents, (b) pending patent applications, including all provisional applications, divisions, continuations, substitutions, and continuations in part and renewals, and all patents granted thereon, (c) patents-of-addition, re-examinations, reissues and extensions or restorations by existing or future extension or restoration mechanisms, including patent term adjustments, patent term extensions, supplementary protection certificates or the equivalent thereof, (d) inventor’s certificates, (e) other forms of government-issued rights substantially similar to any of the foregoing and (f) United States and foreign counterparts of any of the foregoing related to recombinant bovine intestinal alkaline phosphatase for use in the Field, including those listed on Exhibit A hereto, which are owned or controlled by Theriva or its Affiliates as of the Effective Date and/or during the Term.

1.29            “MAA” means an application for the authorization to market any Product in any country or group of countries as defined in the applicable laws and regulations and filed with the Regulatory Authority of a given country or group of countries, including a BLA or NDA in the United States.

1.30            “Major Asian Countries” means the People’s Republic of China. Japan, South Korea, India, and Taiwan.

1.31            “Major EU Countries” means France, Germany, United Kingdom, Spain, and Italy.

1.32            “Manufacturing” or “Manufacture” means the sourcing, receipt, storage and processing of raw materials, and the manufacture, processing, testing, packing, re-packing, holding and shipment of in-process or finished product.

1.33            “Net Sales” means Gross Sales recorded by Rasayana or any of its Affiliates or sublicensees (but excluding distributors and wholesalers) for any Product sold to Third Parties less the following deductions relating to such sales which are actually incurred, accrued, allowed or specifically allocated to such sales (the “Sales Deductions”), as calculated in accordance with U.S. generally accepted accounting principles (whether or not separately stated on such invoice):

(i)	outbound shipping/freight, storage, packing and insurance expenses, to the extent actually incurred

(ii)	normal trade, quantity or cash discounts, to the extent actually allowed and taken;

(iii)	charge-back payments; rebates granted to trade customers, managed health care organizations, pharmacy benefit managers, group purchasing organisations and national, state and other governmental organizations; and distributor discounts, to the extent actually allowed and taken;

(iv)	credits, rebates or allowances actually allowed upon prompt payment or on account of rejections, defects or returns, including in connection with recalls, or retroactive price reduction;

(v)	amounts written off as bad debt, not to exceed 10% of Gross Sales (and provided that any amount written off as bad debt amount subsequently recovered will be treated as Net Sales); and

(vi)	taxes, including VAT, sales and other excise taxes (to the extent not reimbursed), regulatory fees (including but not limited to annual fees due under Section 9008 of the United States Patient Protection and Affordable Care Act of 2010 (Pub. L. No. 111-48) and other comparable laws), tariffs, export license fees and duties to the extent included in the invoice price and to the extent actually paid to a governmental entity, but excluding income taxes.

With respect to the calculation of Net Sales:

(i)	If a Product is delivered to the Third Party before being invoiced (or is not invoiced), Net Sales will be calculated at the time all the revenue recognition criteria under the Accounting Standards are met;

(ii)	Net Sales shall not include revenue received by Rasayana (or any of its Affiliates) from transactions with an affiliate, where the Product in question will be resold to an independent third-party distributor, agent or end user by the affiliate (such revenue to be considered Net Sales at the time of such later sale or transfer for value of Products by such affiliate or its sublicensee to an independent third-party distributor, agent or end user); and

(iii)	Net Sales shall not include units of Product transferred or disposed of by Rasayana for purposes directly related to pre-clinical or clinical studies, regulatory approval or clearance, which are reasonable or customary in the trade. Sales for any Combination Product will be calculated on a country-by-country basis by multiplying actual Net Sales of such Combination Product by the fraction A/B, where A is the gross invoice price for the Product component of such Combination Product as sole active ingredient if such Product (“Mono Product”) is sold separately in finished form in such country, and B is the gross invoice price for such Combination Product in such country. If such Mono Product is not sold separately in finished form in such country, the Parties will determine Net Sales for such Combination Product by mutual agreement based on the relative contribution of the Product and each such Other Component in such Combination Product in accordance with the above formula, and will take into account in good faith any applicable allocations and calculations that may have been made for the same period in other countries.

1.34            “Party” or “Parties” mean Rasayana or Theriva and their respective Affiliates.

1.35            “Phase 2 Study” means a human clinical trial where a Product is tested in a limited number of patients for the purpose of establishing a first Indication of efficacy of the Product for a therapeutic use.

1.36            “Phase 3 Study” means a pivotal clinical study of a Product in patients, the protocol of which is designed to establish efficacy and safety of such Product for the purpose of preparing and submitting a filing for BLA or NDA approval in the US, or MAA approval in the EU or in any other country in the Territory.

1.37            “Product” shall mean, on a country-by-country basis, any product (including, inter alia, SYN-020, an oral formulation of the recombinant intestinal alkaline phosphatase enzyme) comprising, containing, or covered by the Licensed IP and/or devised, developed, or produced using the Licensed IP.

1.38            “Regulatory Approval” means any and all approvals (including approval of any applicable BLA or other MAA, supplements, or amendments, and, solely where required prior to commencing commercial sales of a product, governmental price and reimbursement approvals and approvals of applications for regulatory exclusivity), licenses, registrations, or authorizations of any federal, national, multinational, state, provincial or local regulatory agency, department, bureau, commission, council or other governmental entity necessary for the development, manufacture, distribution, use, storage, import, export, transport, promotion, marketing and sale of a pharmaceutical or biologic product in a country or jurisdiction.

1.39            “Regulatory Authority” means any governmental agency or authority responsible for granting Regulatory Approvals for any Product, including the FDA, EMA, Pharmaceuticals and Medical Devices Agency (“PMDA”), and any corresponding national or regional regulatory authorities.

1.40            “Regulatory Filings” means, with respect to a Product, any submission to a Regulatory Authority of any appropriate regulatory application, and shall include, without limitation, any submission to a regulatory advisory board, marketing authorization application, and any supplement or amendment thereto. For the avoidance of doubt, Regulatory Filings shall include any IND, and any biologic licensing application (“BLA”) or the corresponding application for final regulatory approval in any other country or group of countries.

1.41            “Research” means the scientific, technical and pre-clinical activities undertaken to evaluate a drug or biologic candidate for development.

1.42            “Royalty Term” means, on a Product-by-Product and country-by-country basis, the period commencing with the First Commercial Sale of a Product covered by a Licensed Patent in such country, until the earlier of (i) the expiration of the last to expire Valid Claim (as defined below) of the Licensed Patents in such country which, but for the licenses granted in this Agreement, would be infringed by the Commercialization of such Product, or (ii) ten (10) years from the First Commercial Sale in such country.

1.43            “Sales Milestone” has the meaning set forth in Section 3.3(a).

1.44            “Sublicense Revenue” means any consideration, cash or cash equivalents, actually received by Rasayana or its Affiliates in consideration of the grant to a Third Party of a sublicense under the Licensed IP (other than royalties payable on the sale of Products), including without limitation: (i) any upfront or license signing fee; (ii) any license maintenance fee; (iii) any milestone payments (including, without limitation development, regulatory and sales-based milestone payments), except to the extent payable in connection with any milestone events hereunder; (iv) the portion of any minimum royalty received by Rasayana or any of its Affiliates in excess of sublicensee royalties received; (v) if a sublicensee issues equity or debt securities to Rasayana or its Affiliate in connection with a sublicense grant, the fair market value of such securities issued to Rasayana or its Affiliate (such fair market value to be determined by agreement of Rasayana and Theriva or by an independent appraiser mutually agreeable to both Rasayana and Theriva), net of any cash consideration paid by Rasayana or its Affiliate for such securities; (vi) any distribution or joint marketing fee; and (vii); if Rasayana or its Affiliate sells equity or debt securities to a sublicensee in connection with a sublicense grant, any consideration received by Rasayana or its Affiliate for such securities to the extent such consideration exceeds the fair market value of such securities (such fair market value to be determined by agreement of Rasayana and Theriva or by an independent appraiser selected by Rasayana and reasonably acceptable to Theriva). For clarity, Sublicense Revenue shall exclude: (a) if Rasayana or its Affiliate sells equity or debt securities to a sublicensee in connection with a sublicense grant, any consideration received by Rasayana or its Affiliate for such securities up to the fair market value of such securities; (b) amounts received by Rasayana for Products supplied or sold by or on behalf of Rasayana or its Affiliates to such sublicensee; (c) amounts received in consideration of the sale of all or substantially all of the business or assets of Rasayana or any of its Affiliates to which this Agreement pertains; and (d) amounts received by Rasayana as compensation for or reimbursement of research and development costs or patent prosecution costs actually incurred. To the extent that Sublicense Revenue represents an unallocated combined payment received both (1) in consideration of the grant of any sublicense under the Licensed IP or for undertakings related to the Licensed 1P, and (2) in connection with other intellectual property, undertakings or subject matter unrelated to the Licensed IP, such Sublicense Revenue for calculating payments due to Theriva shall be reasonably allocated such that only that portion reasonably attributable to the grant of any sublicense under the Licensed IP or for undertakings related to the Licensed IP shall be subject to any sharing by Rasayana with Theriva pursuant to Section 3.5 hereof. In the event of a dispute regarding reasonable allocation, and upon demand in writing by either Party, the Parties shall submit to resolution by a single mutually acceptable independent Third Party expert who is neutral, disinterested and impartial, and has significant relevant experience in the pharmaceutical and biotechnology businesses (the “Section 1.44 Expert”). If the Parties cannot agree on the identity of the Section 1.44 Expert within two (2) weeks, then each Party may nominate one expert within seven (7) days and the two experts so selected shall appoint the Section 1.44 Expert within seven (7) days of their nomination. Within seven (7) days of appointment, the Section 1.44 Expert shall set a date for the arbitration, which date shall be scheduled as soon as possible and is intended to be scheduled no more than sixty (60) days after the date the present demand. At least seven (7) days prior to the arbitration, each Party shall provide the Section 1.44 Expert with a complete, written proposal of such Party’s solution to the applicable dispute, along with any documentary or other evidence it wishes to provide in support for such proposal. After receiving both Parties’ proposals, the Section 1.44 Expert will have the right to meet with the Parties as necessary to inform its determination and to perform independent research and analysis. The Section 1.44 Expert will be instructed to select one of the Party’s proposals, without modification, within seven (7) days following the receipt of both proposals. The Section 1.44 Expert will deliver its decision regarding the disputed matter in writing and the decision will be binding and conclusive upon both Parties.

1.45            “SYN-020” means an oral formulation of the recombinant bovine intestinal alkaline phosphatase enzyme.

1.46            “SYN-020 Tangible Materials” means the materials set forth on Exhibit B, as such exhibit may be amended or supplemented from time to time, by mutual consent of the Parties.

1.47            “Term” has the meaning set forth in Section 9.1.

1.48            “Territory” shall mean all of the countries in the world.

1.49            “Third Party” or “Third Parties” means any entity other than Rasayana, Theriva, and their respective Affiliates.

1.50            “Third Party Material Agreement” means any non-expired, in force, and material vendor agreement by and between Theriva and one or more Third Part(ies) relating to Theriva’s use or ownership of the SYN-020 Tangible Materials.

1.51            “United States” or “US” means the United States of America, its territories and possessions.

1.52            “Valid Claim” means a claim of an issued patent that has not expired or been rejected, revoked, held invalid or unenforceable by a patent office, court or other governmental agency of competent jurisdiction in a final and non-appealable judgment (or judgment from which no appeal was taken within the allowable time period), or a claim of a pending patent application in that country, which claim has not been abandoned or finally disallowed without the possibility of appeal.

Article II. LICENSES

2.1            Exclusive License. Subject to the terms of this Agreement, Theriva grants to Rasayana and its Affiliates an exclusive (even as to Theriva), worldwide, royalty and fee-bearing, non-transferable license (except pursuant to Section 10.5), with the right to sublicense through multiple tiers (subject to Section 2.2) under the Licensed IP to Research, Develop, Manufacture, and Commercialize one or more Products in the Field in the Territory.

2.2            Sublicenses. Subject to the requirements of this Section 2.2, Rasayana may grant sublicenses under the license granted in Section 2.1, through multiple tiers. All sublicenses granted by Rasayana and its Affiliates shall be subject to the terms and conditions of this Agreement and Rasayana and its Affiliates shall enter into a written sublicense agreement with each Third Party sublicensee (a “Sublicense Agreement”), which will require the sublicensee to comply with the terms and conditions of this Agreement to the same extent as Rasayana and its Affiliates. Rasayana and its Affiliates will provide Theriva with a copy of each Sublicense Agreement entered into with a Third Party and with any amendment to any such Sublicense Agreement, in each case within thirty (30) days following execution of such agreement or amendment, and will notify Theriva of any termination of any such Sublicense Agreement within thirty (30) days of such termination. No sublicense hereunder shall limit or affect the obligations of Rasayana under this Agreement, and Rasayana shall remain fully responsible for each sublicensee’s compliance with the applicable terms and conditions of this Agreement. Rasayana shall use Commercially Reasonable Efforts to enforce the terms of its Sublicense Agreement against the relevant sublicensee in the event of a material breach thereof that results in a breach of the terms of this Agreement. Information regarding any such sublicense shall be Confidential Information of Rasayana and its Affiliates and shall be treated by Theriva in accordance with the provisions of Article V of this Agreement.

2.3            No Further Rights. Except as explicitly provided in this Article II, no further license or right, express or implied, is granted by either Party hereunder.

Article III. PAYMENTS

3.1            Upfront Payment. In consideration of the transfer of rights to Rasayana and its Affiliates set forth in Section 2.1, Section 6.1 and Section 6.2 herein, Rasayana shall pay to Theriva a one-time payment of Three Hundred Thousand Dollars ($300,000) (the “Upfront Payment”) upon the Effective Date of this Agreement. The Upfront Payment set forth herein shall be made in US Dollars to Theriva’s account specified on Exhibit C hereto, or to such other account as shall be provided in writing by Theriva to Rasayana.

3.2            Development Milestones Payments.

(a)            In further consideration of the License and rights granted to Rasayana and its Affiliates hereunder, Rasayana shall make the following one-time Development Milestone Payments in United States Dollars upon first achievement of each milestone event by the first Product to achieve such milestone event, whether by Rasayana, its Affiliates or its sublicensees.

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(b)            Total Upfront and Development Milestones Payments. For the avoidance of doubt, each of the Development Milestones shall be made one time only regardless of how many times such Development Milestone event is achieved or how many Products may achieve such Development Milestone. For the avoidance of doubt: (i) each Development Milestone Payment shall be payable only once upon achievement of the applicable Development Milestone in the Field, such that the total amount payable under Section 3.2(a) will not in any case exceed $16,000,000; and (ii) satisfaction of a Development Milestone by a sublicensee of, or Third Party retained by, Rasayana or its Affiliates shall be deemed to have been satisfied by Rasayana for purposes of this Section 3.2. If any Development Milestone event is skipped (i.e., a later milestone event is payable before the achievement of an earlier milestone event), then the milestone payment for the earlier listed and skipped milestone event will be deemed to have been achieved upon the achievement of the subsequent milestone event, provided, however, for clarity, this shall not apply to any of the country-specific approval Development Milestones, each of which must be achieved independently of the others in order to require payment.

(c)            Notification of Development Milestone Achievement. Rasayana shall provide Theriva with written notice of the achievement of each Development Milestone within thirty (30) days after such milestone is achieved. After receipt of such notice, Theriva shall reasonably promptly thereafter, submit an invoice to Rasayana with respect to the corresponding Milestone Payment. Rasayana shall make the Development Milestone Payment within sixty (60) days after receipt of such invoice.

3.3            Sales Milestone Payment.

(a)            In consideration of the license in Section 2.1 and other rights to Rasayana hereunder, Rasayana will make the following one-time payments when the combined worldwide calendar year Net Sales of Products for the first approved Indication meet the threshold set forth below for the first time (each, a “Sales Milestone Payment”):

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Total Sales Milestone Payments. For the avoidance of doubt, each Sales Milestone Payment shall be made only one time, such that in all cases the total payable Sales Milestone Payments shall not exceed $22,000,000. If any Sales Milestone event is skipped (i.e., a later milestone event is payable before the achievement of an earlier milestone event), then the milestone payment for the earlier listed and skipped milestone event will be deemed to have been achieved upon the achievement of the subsequent milestone event.

Notification of Sales Milestone Achievement. Rasayana shall provide Theriva with written notice of the achievement of each Sales Milestone within thirty (30) days after such milestone is achieved. After receipt of such notice, Theriva shall reasonably promptly thereafter, submit an invoice to Rasayana with respect to the corresponding Sales Milestone Payment. Rasayana shall make the Sales Milestone Payment within sixty (60) days after receipt of such invoice.

3.4            Royalty Payments.

(a)            In consideration of the license in Section 2.1 and other rights to Rasayana hereunder, during the Royalty Term, Rasayana will make payments (“Royalty Payments”) on a quarterly basis in accordance with Section 3.4(d) to Theriva based on aggregate Net Sales of the Products in a Calendar Year by Rasayana, its Affiliates and sublicensees, at the rates set forth below.

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For the avoidance of doubt, Royalty Payments will be payable only once with respect to the same unit of Product.

(b)            Reduction for Necessary Third-Party Rights. In the event that and for so long as (i) Rasayana reasonably determines that it is necessary to acquire rights from one or more Third Parties (“Third Party Rights”) in order to Research, Develop, Manufacture or Commercialize a Product in a country, and (ii) Rasayana exclusively uses the Third Party Rights in connection with Products, then fifty percent (50%) of any amounts actually paid by Rasayana to such Third Party for such rights shall be deducted from the amounts payable to Theriva with respect to such Product under Section 3.4(a); provided, however, that such deduction shall not exceed fifty percent (50%) of the amounts payable to Theriva under Section 3.4(a) in any Calendar Year. For purposes of this Section 3.4(b), the acquisition of the Third-Party Rights shall be considered “necessary” if Rasayana reasonably determines that the use of the Licensed IP by Rasayana in the sale of the Product would otherwise infringe the intellectual property rights of the Third Party or Third Parties. Rasayana shall notify Theriva of its intent to enter into such agreement, which notice shall provide a description of the Third-Party Rights, the reason why it is necessary to acquire such rights, and a description of the payment(s) to be made to such Third Party. In the event that Theriva does not agree that Third-Party Rights acquired by Rasayana are “necessary,” as required hereunder, then Theriva shall notify Rasayana within thirty (30) days of Theriva’s notice of such acquisition and an executive designated by each Party shall negotiate in good faith regarding a resolution to the dispute for a period of thirty (30) days from such notice by Theriva. If the dispute is not resolved through such negotiation, then the Parties shall promptly resolve such dispute pursuant to the procedures set forth in Section 10.7.

(c)            Expiration of Royalty Term. Following the expiration of the applicable Royalty Term for a Product in a country, Rasayana’s licenses under this Agreement with respect to the Product in such country will continue in effect, but will become fully paid-up, royalty-free, freely transferable, perpetual and irrevocable.

(d)            Royalty Reports and Royalty Payments. Within sixty (60) days following the end of each Calendar Quarter after the First Commercial Sale of a Product, Rasayana shall provide Theriva with a report stating the Net Sales of the Product sold by Rasayana or its Affiliates or sublicensees in the Territory during the prior quarter, on a country-by-country basis, together with the calculation of the Royalty Payments due to Theriva. Theriva shall reasonably promptly send Rasayana an invoice following receipt of such report. Royalty Payments shall be made by Rasayana to the bank account indicated by Theriva within thirty (30) days following the date of receipt by Rasayana of the relevant invoice issued by Theriva. All Royalty Payments under this Agreement shall be made in US Dollars. Any sales incurred in a currency other than US Dollars shall be converted to the US Dollar equivalent using the then-current standard exchange rate set forth in the Wall Street Journal or as otherwise agreed by the Parties.

(e)            Tax Withholding. If Rasayana concludes, after consultation with Theriva, that tax withholdings under the laws of any country are required with respect to Royalty Payments to Theriva, Rasayana shall withhold the required amount and pay it to the appropriate governmental authority. In any such case, Rasayana shall promptly provide Theriva with original receipts or other evidence reasonably desirable and sufficient to allow Theriva to document such tax withholdings for purposes of claiming foreign tax credits and similar benefits. The Royalty Payment amounts shown above in Section 3.4 are exclusive of VAT.

3.5            Sublicense Revenue Share. In further consideration for the rights and licenses granted by Theriva to Rasayana hereunder, Rasayana shall pay to a certain percentage of any Sublicense Revenue received by Rasayana or its Affiliates (“Sublicense Revenue Share”) as follows:

[***]

Rasayana shall provide written notice to Theriva within thirty (30) days of its or its Affiliates’ receipt of any Sublicense Revenue, setting forth in reasonable detail the calculation of the corresponding Sublicense Revenue Share. Together with such notice, Rasayana shall provide copies of any and all reports and calculations received by Rasayana or its Affiliates from the applicable sublicensee(s) with respect to the calculation or documentation of such payment amount. Rasayana will pay to Theriva the corresponding Sublicense Revenue Share within thirty (3) days after receiving an invoice from Theriva related to same following Rasayana’s notification to Theriva of receipt of Sublicensing Revenue.

3.6            Late Payments. If a Party does not receive payment of any sum due to it within twenty (20) days of the due date therefor, simple interest shall thereafter accrue on a daily basis on the sum due to such Party from the due date until the date of payment at a per-annum rate of the prime rate published in the Wall Street Journal plus one percent (1%) compounded monthly or the maximum rate allowable by Applicable Law, whichever is less.

3.7            Records and Audits.

(a)            Rasayana shall keep complete, true and accurate books and records in accordance with its Accounting Standards in relation to this Agreement, including, with respect to Rasayana, in relation to Net Sales and Sales Milestones Payments and Royalty Payments. Rasayana will keep such books and records for at least three (3) years following the Calendar Year to which they pertain.

(b)            Theriva may, upon written request to Rasayana, cause a nationally recognized independent accounting firm (the “Auditor”), which is reasonably acceptable to Rasayana, to inspect the relevant records of Rasayana and its Affiliates to verify the Royalty Payments and Sales Milestone Payments payable by Rasayana and the related reports, statements and books of accounts, as applicable. Before beginning its audit, the Auditor shall execute an undertaking acceptable to Rasayana by which the Auditor agrees to keep confidential all information reviewed during the audit. The Auditor shall have the right to disclose only its conclusions regarding any Sales Milestones Payments or Royalty Payments owed under this Agreement.

(c)            Rasayana and its Affiliates shall make their records available for inspection by the Auditor during regular business hours at such place or places where such records are customarily kept, upon receipt of at least sixty (60) days’ advance notice from Theriva. The records shall be reviewed solely to verify the accuracy and compliance with this Agreement of Rasayana’s Sales Milestone Payments and Royalty Payments. Such inspection right shall not be exercised more than once in any Calendar Year and not more frequently than once with respect to records covering any specific period of time. Theriva agrees to hold in strict confidence all information received and all information learned in the course of any audit or inspection, except to the extent necessary to enforce its rights under this Agreement or to the extent required to comply with any law, regulation or judicial order.

(d)            The Auditor shall provide its audit report and basis for any determination to Rasayana at the time such report is provided before it is considered final.

(e)            In the event that the final result of the inspection reveals an undisputed underpayment or overpayment by Rasayana, the underpaid or overpaid amount shall be settled promptly.

(f)            Theriva shall pay for such inspections, as well as its expenses associated with enforcing its rights with respect to any Sales Milestone Payment and/or Royalty Payment hereunder except that in the event of an underpayment of more than seven and one half percent (7.5%) of the total Sales Milestone Payments or Royalty Payments due for the applicable audit period is discovered, the fees and expenses charged by the Auditor shall be paid by Rasayana.

(g)            Rasayana shall have the right to request a further determination by such Auditor as to matters which Rasayana disputes within thirty (30) days following receipt of such report. Rasayana will provide Theriva and the Auditor with a reasonably detailed statement of the grounds upon which it disputes any findings in the audit report and the Auditor shall undertake to complete such further determination within thirty (30) days after the dispute notice is provided, which determination shall be limited to the disputed matters. The Parties agree that they shall use reasonable efforts, through the participation of finance representatives of both companies, to resolve any dispute arising in relation to the Audit by good faith discussion.

Article IV. INTELLECTUAL PROPERTY

4.1            Ownership.

(a)            Subject to the License granted herein, Theriva shall at all times own and retain all right, title, and interest in and to the Licensed IP and to all existing intellectual property owned by Theriva as of the Effective Date. Rasayana shall own all right, title, and interest in and to any existing intellectual property owned by Rasayana as of the Effective Date (the “Rasayana Existing IP”). As between the Parties, all right, title and interest to inventions and other subject matter made solely by or on behalf of Theriva in the course of conducting activities under this Agreement and all intellectual property rights therein, including patents claiming the same, shall be solely owned by Theriva. As between the Parties, all right, title and interest to inventions and other subject matter made solely by or on behalf of Rasayana in the course of conducting activities under this Agreement and all intellectual property rights therein, including Patents claiming the same, shall be solely owned by Rasayana (the “Rasayana Sole Inventions”). Any Joint Invention shall be owned jointly by both Parties. Theriva’s interest in any Joint Inventions shall be included in the Licensed IP. Rasayana’s Existing IP, the Rasayana Sole Inventions, and Rasayana’s interest in the Joint Inventions shall be referred to herein as the “Rasayana Intellectual Property.”

(b)            Each Party shall promptly disclose to the other Party any invention disclosures or similar documents submitted to it by its employees, agents, or independent contractors describing inventions that may be Joint Inventions, and all information relating to such inventions.

(c)            Subject to the License granted to Rasayana according to Section 2.1, each Party may use, or license to any Third Party, any Joint Know-How and any Joint Patent for any purpose consistent with the provisions of this Agreement without accounting to or obtaining the approval of the other Party.

4.2            Licensed Patent Prosecution. Rasayana shall at its own expense file, prosecute, and maintain the Licensed Patents, inclusive, without limitation, of all post-grant proceedings, reissues, re-examinations, and oppositions. Rasayana shall: (i) duly consult with Theriva and keep Theriva reasonably informed of the status of such Licensed Patents, (ii) provide Theriva an opportunity to advise and comment in writing on all material actions taken to file, prosecute, and maintain the Licensed Patents, (iii) consider in good faith, take into account, and implement reasonable comments made by Theriva; (iv) not abandon prosecution of any pending patent applications or fail to maintain issued patents without providing Theriva the opportunity to assume control of prosecution and maintenance of the Licensed Patents as provided below; and (v) shall notify Theriva no less than forty-five (45) days, where reasonably practical, prior to any deadline for action set forth by the United States Patent and Trademark Office or its foreign counterparts, and promptly if not reasonably practical. As reasonably requested by Rasayana in writing, Theriva will reasonably cooperate, in assisting and facilitating Rasayana’s efforts to prosecute, revive and maintain the Licensed Patents. In the event that Rasayana elects not to file, prosecute and/or maintain any particular Licensed Patent (including, without limitation, (a) Rasayana wishes to abandon any patent application or patent within the Licensed Patents; (b) Rasayana does not wish to nationalize any patent application of the Licensed Patents with respect to any country; (c) Rasayana does not wish to file a continuation mor divisional application from any patent application of the Licensed Patents, or (d) Rasayana does not wish to defend any patent application or patent of the Licensed Patents), it shall promptly notice Theriva in writing (which notice shall, in any event, be given no later than sixty (60) days prior to the next deadline for any action that may be taken with respect to such Licensed Patents with the applicable patent office), and Theriva thereafter shall have the right itself to file, prosecute and/or maintain such particular Licensed Patent(s) at its own expense.

4.3            Trademarks. Rasayana and its Affiliates shall have the right to brand a Product using Rasayana trademarks and any other trademarks and trade names it determines appropriate for the Product, which may vary by country or within a country (collectively, the “Product Marks”). Rasayana shall own all rights in the Product Marks and register and maintain the Product Marks in the countries and regions it determines reasonably necessary.

4.4            Patent Extensions. At its expense, Rasayana may, with Theriva’s prior approval, with such approval not to be unreasonably withheld, apply for patent term extensions, supplemental protection certificates, and any other extensions that are now or become available in the future for the Licensed Patents in any country and/or region where applicable. Theriva shall provide reasonable assistance in connection with any application for any patent term extensions, supplemental protection certificates, or any other extensions as reasonably requested by Rasayana.

4.5            Infringement.

(a)            Each Party will promptly notify the other Party in writing of any (i) actual or threatened infringement, misappropriation or other violation by a Third Party of any Licensed Patent in the Territory of which it becomes aware, including the filing of an interchangeable or biosimilar application under 42 U.S.C. 262(k) of the Biologics Price Competition and Innovation Act (BPCIA) naming a Product as a reference listed drug and triggering the exchange of patent lists pursuant to 42 U.S.C. § 262(1), respectively or (ii) declaratory judgment action against any Licensed Patent in the Territory in connection with any infringement described in clause (i) (any of (i) or (ii) constituting a “Third Party Infringement”)

(b)            Rasayana shall pursue, at its own expense, the enforcement of the Licensed Patent against any Third-Party Infringement within the scope of its exclusive license and may name Theriva as a party for standing purposes, provided that Rasayana provides Theriva at least ninety (90) days’ notice of a desire to name Theriva as a party for standing purposes. Prior to commencing any such action, Rasayana shall consult with Theriva and shall give due consideration to Theriva’s recommendations regarding the proposed action. Rasayana shall give Theriva timely notice, at least within ninety (90) days and in writing, of any proposed settlement of any such action instituted by Rasayana and shall not, without the prior written consent of Theriva, which shall not be unreasonably withheld or delayed, enter into any settlement that would: (i) adversely affect the validity, enforceability or scope of any of the Licensed Patent, (ii) give rise to liability of Theriva or its Affiliates, (iii) admit non-infringement of any Licensed Patent, or (iv) otherwise impair Theriva’s rights in any Product or this Agreement.

(c)            Any recoveries resulting from an action relating to a claim of Third-Party Infringement shall first be applied to reimburse each Party’s costs and expenses incurred in connection therewith, and thereafter, any remaining recoveries, after making any required payments owed to Theriva under this Agreement, shall be retained by Rasayana.

Article V. CONFIDENTIAL INFORMATION

5.1            Treatment of Confidential Information. Each Party shall maintain in confidence the Confidential Information of the other Party and shall not disclose, divulge or otherwise communicate such Confidential Information to Third Parties, or use it for any purpose, except pursuant to, and in order to carry out, the terms and objectives of this Agreement; provided, however, that, either Party may disclose the Confidential Information of the other Party: (a) to its Affiliates and its employees, attorneys and other advisors with a need to know and are bound by obligations of confidentiality and non-use no less stringent than this contained in this Agreement; and (b) if such Confidential Information is required to be disclosed by the receiving Party pursuant to a legal or regulatory process, (i) to comply with applicable laws or regulations, or (ii) with respect to a Product, (x) to defend or prosecute litigation, (y) to file, prosecute, defend or maintain patent(s) or patent application(s), or (z) to file for Regulatory Approval for a Product (provided, however, that, where available, the receiving Party takes reasonable and lawful actions to avoid and/or minimise the degree of such disclosure). Each Party agrees to exercise reasonable precautions to prevent and restrain the unauthorized disclosure of such Confidential Information, including by any person to whom it is permitted to disclose, and discloses, such Confidential Information.

5.2            Release from Restrictions. The provisions of Section 5.1 of this Agreement shall not apply to any Confidential Information disclosed hereunder which:

(a)            was known to the receiving Party or any of its Affiliates prior to its date of disclosure to the receiving Party hereunder, as demonstrated by competent evidence of the receiving Party;

(b)            either before or after the date of the disclosure to the receiving Party hereunder is disclosed to the receiving Party or any of its Affiliates by a Third Party who was not in breach of a confidentiality obligation at the time of such disclosure;

(c)            either before or after the date of the disclosure to the receiving Party hereunder becomes published or generally known to the public through no fault or omission on the part of the receiving Party or its Affiliates; or

(d)            is independently developed by the receiving Party or any of its Affiliates without reference to or use of the Confidential Information of the disclosing Party as demonstrated by competent evidence of the receiving Party.

5.3            Term. All obligations imposed under this Article V shall continue in force for the Term of this Agreement and for a period of five (5) years after its expiration or termination.

Article VI. KNOW-HOW AND SYN-020 TANGIBLE MATERIALS TRANSFER; DEVELOPMENT

6.1            Know-How and SYN-020 Tangible Materials Transfer.

6.1.1         Know-How Transfer. Theriva shall use commercially reasonable efforts to effect a full transfer to Rasayana or its designee of all Regulatory Filings, material documentation, records, protocols, analytical methods and assays (e.g., release, characterization, and stability studies), and all other material data, or documents in each case in Theriva’s (or its Affiliates) custody or control, that are necessary or reasonably useful for Development or Manufacture of Products. Such transfer shall include the copies of the material research data, clinical data, raw data, records, lab reports, batch records, validation reports, technical documentation, materials lists, and equipment lists (including the identity of source vendors, supplies, etc., as applicable), specifications, procedures, as well as any documents related to the Development or Manufacture of Products, including any assays or testing of SYN-020. Any item listed above that is available for electronic transfer shall be uploaded to a cloud/box location that allows direct downloading by Rasayana. Theriva shall not withhold any Know-How that is reasonably necessary for Rasayana to exercise the rights granted under this agreement. All Know-How required to be transferred under this Section 6.1.1 shall be transferred within sixty (60) days after the Effective Date, with any subsequently identified or remaining items transferred promptly after discovery. This Know-How transfer shall be at Rasayana’s expense, with Rasayana being billed for a reasonable hourly rate for Theriva to conduct this Know-How transfer and directly paying any pre-approved Third Party costs associated with the same. Rasayana’s acknowledges that (a) the Know-How of this Section 6.1.1 is being provided without any representation or warranty by Theriva and is provided “as is”; (b) the Parties have not made any promise to each other, express or implied regarding this Know-How, upon which any Party is entitled to rely in any way; and (c) the Parties specifically waive and disclaim any reliance, dependence or action based on any written or verbal statement or promise made by any party to the other regarding this Know-How.

6.1.2          SYN-020 Tangible Materials Transfer. Theriva shall use commercially reasonable efforts to transfer, deliver and assign to Rasayana, or upon its request, deliver to Rasayana or its designee, all of the then-existing inventory of SYN-020 and/or any other SYN-020 Tangible Materials controlled by Theriva (or its Affiliates). To the extent that this Tangible Materials Transfer actually occurs, Theriva shall, and hereby does, transfer and assign to Rasayana its entire right, title and interest in such Tangible Materials to Rasayana. To the extent any such inventory or SYN-020 Tangible Materials are in possession of a Third Party, Theriva shall assist Rasayana with such transfer as reasonably requested by Rasayana (including through letters of authorization or comparable instruments, permissions, consents, and communication) required to effectuate the release and transfer of such materials directly to Rasayana or its designee. Theriva shall not withhold any SYN-020 Tangible Materials that it can readily transfer and which are reasonably necessary for Rasayana to exercise the rights granted under this Agreement. This Tangible Materials transfer shall be at Rasayana’s expense, with Rasayana being billed for a reasonable hourly rate for Theriva to conduct this Tangible Materials transfer and directly paying any pre-approved Third Party costs associated with the same. Rasayana’s acknowledges that (a) the Tangible Materials of this Section 6.1.2 is being provided without any representation or warranty by Theriva and is provided “as is”; (b) the Parties have not made any promise to each other, express or implied regarding the Tangible Materials, upon which any Party is entitled to rely in any way; and (c) the Parties specifically waive and disclaim any reliance, dependence or action based on any written or verbal statement or promise made by any party to the other regarding the Tangible Materials.

6.1.3         ExcellGene Agreements; Third Party Agreements; Further Assurances. As of the Effective Date, Theriva hereby assigns, transfers, sets over and otherwise conveys to Rasayana, all of Theriva’s rights, title, interests, the rights granted to Theriva under the ExcellGene Agreements and Rasayana hereby accepts such assignment. To the extent that, as of the Effective Date, any of the SYN-020 Tangible Materials are subject to any other Third Party Material Agreement, upon written request of Rasayana, to the extent that there are no conflicting Third Party contractual obligations, Theriva shall use commercially reasonable efforts to (i) assign, transfer, set over and convey to Rasayana, all of Theriva’s rights, title, interests, the rights granted to Theriva under the applicable Third Party Material Agreement or (ii) execute a release or waiver document to permit Rasayana to assume Theriva’s role in a Third Party Material Agreement. At Rasayana’s sole expense, Theriva shall execute such further documents and instruments necessary to give effect to and evidence such transfer. This agreement transfer shall be at Rasayana’s expense, with Rasayana being billed for a reasonable hourly rate for Theriva to conduct this agreement transfer and directly paying any pre-approved Third Party costs associated with the same. Rasayana’s acknowledges that except as set forth in Section 10.1.4(f), (a) the transfer of agreements of this Section 6.1.3 is being provided without any representation or warranty by Theriva and all agreements are provided “as is”; (b) the Parties have not made any promise to each other, express or implied regarding the ExcellGene Agreements and/or Third Party Agreements, upon which any Party is entitled to rely in any way; and (c) the Parties specifically waive and disclaim any reliance, dependence or action based on any written or verbal statement or promise made by any party to the other regarding the ExcellGene Agreements and/or Third Party Agreements.

6.2            Development. Subject to the remainder of this Article VI Rasayana will be solely responsible for conducting, at its sole expense, Research and preclinical, clinical and other Development of the Products as it determines appropriate in its discretion.

6.3            Development Diligence. As of the Effective Date, as among the Parties, Rasayana shall be solely responsible for all aspects of the Development of any Products in the Territory and shall use Commercially Reasonable Efforts to Develop, and obtain Regulatory Approvals for, at least one Product in the Field in the Territory. Rasayana shall perform or cause to be performed all Development activities hereunder in good scientific manner and in compliance with all Applicable Law. Promptly after the Effective Date, Theriva will make available to Rasayana all Regulatory Filings and Theriva Know How in its Control as of the Effective Date reasonably necessary for Rasayana to Develop the Products in the Territory.

6.4            Development Plan.

(a)            Attached hereto as Schedule 6.3(b) is the initial plan for the Development of the SYN-020 in the Field, which Development Plan will include an estimated timetable related thereto (the “Development Plan”). Until such time as Rasayana obtains Regulatory Approval for a Product in the United States, Rasayana shall review the Development Plan periodically (at least annually) and make appropriate amendments thereto. Rasayana shall also prepare and promptly submit a Development Plan to Theriva for each additional Product developed by Rasayana hereunder. The initial Development Plan and each subsequent Development Plan shall set forth material details of the pre-clinical and clinical Development and registration strategy for the relevant Product in the Territory and shall include such detail as is typical of development plans in the industry and a projected timeline for the Development and regulatory activities set forth therein. Each Development Plan and any amendments thereto shall be provided to Theriva in accordance with Section 6.8 hereof.

(b)            Rasayana covenants that it will use Commercially Reasonable Efforts to meet the Development milestones with respect to the Products set forth on Schedule 6.3(b) attached to this Agreement by the applicable deadline set forth on Schedule 6.3(b) (the “Minimum Development Milestones”).

6.5            Development Costs. Rasayana shall be responsible for all of its costs and expenses in connection with the Development of, and obtaining and maintaining Regulatory Approvals for, each Product in the Territory.

6.6            Development Records. Rasayana shall, and shall cause its Affiliates and its and their sublicensees to, maintain, in good scientific manner, complete and accurate books and records pertaining to Development of each Product hereunder, in sufficient detail to verify compliance with its obligations under this Agreement. Such books and records shall be retained by Rasayana for at least three (3) years after the expiration or termination of this Agreement in its entirety or for such longer period as may be required by Applicable Law. Theriva shall have the right, during normal business hours and upon reasonable notice and in a manner designed to minimize disruption to Rasayana’s business, to inspect and copy all such books and records maintained pursuant to this Section 6.6 in a reasonable manner. Theriva shall maintain all information learned from such inspection in confidence accordance with Article V.

6.7            Development Reports. Without limiting Section 6.5, within thirty (30) days following the end of each Calendar Year during which Rasayana is conducting Development activities hereunder, Rasayana shall provide Theriva with each then-current Development Plan and any amendments made thereto, a written report summarizing in reasonable detail the activities of Rasayana, its Affiliates, sublicensees and distributors with respect to the Development of the Products in the Territory since the last report, and the future activities it expects to initiate during the following twelve (12)-month period. Notwithstanding the foregoing, Rasayana shall deliver to Theriva any material amendment to a Development Plan within fifteen (15) days following the date of such amendment. Rasayana shall also respond to reasonable informal requests from Theriva for additional information regarding the Development of any Product from time to time.

6.8            Regulatory.

(a)            Rasayana will (i) determine the regulatory plans and strategies for each Product, (ii) (either itself or through its Affiliates or sublicensees) make all Regulatory Filings with respect to the Products, and (iii) will be responsible for obtaining and maintaining Regulatory Approvals throughout the Territory in the name of Rasayana or its Affiliates or sublicensees.

(b)            Theriva shall cooperate with and provide assistance to Rasayana, at Rasayana’s expense, in connection with Regulatory Filings to any Regulatory Authority relating to the Products, including by executing any required documents, providing access to personnel and providing Rasayana with copies of all reasonably required documentation. Theriva will provide to Rasayana copies of all regulatory applications and correspondence with regulatory agencies relating to the Products for use by Rasayana solely in connection with the Development, Manufacture, and Commercialization of Products hereunder.

(c)            To the extent required, Theriva shall grant or cause to be granted to Rasayana and its Affiliates or sublicensees cross-reference rights to any relevant drug master files and other filings submitted by Theriva or its Affiliates with any Regulatory Authority.

(d)            Rasayana shall have the right to disclose the existence of, and the results from, any clinical trials conducted under this Agreement in accordance with applicable law and Rasayana’s standard policies, provided that Rasayana shall first provide a copy of any such publication to Theriva for review ten (10) business days prior to making any such disclosure, and Rasayana shall remove any information that Theriva reasonably identifies as Confidential Information of Theriva before making any such disclosure.

6.9            Compliance. Each Party agrees that in performing its obligations under this Agreement (a) it shall comply with all applicable laws, rules, regulations and applicable current international standards, including cGMP, cGLP, cGCP, and (b) it will not employ or use any person that has been debarred under Section 306(a) or 306(b) of the U.S. Federal Food, Drug and Cosmetic Act.

Article VII. MANUFACTURING

7.1            Manufacturing. Rasayana, its Affiliates, or its designated sublicensee(s) will be solely responsible for the Manufacture of the Products at Rasayana’s sole expense.

Article VIII. COMMERCIALIZATION

8.1            Commercialization. Rasayana will be solely responsible for all aspects of Commercialization of the Products in the Territory at Rasayana’s sole expense, including planning and implementation, detailing and other promotion, distribution, booking of sales, pricing and reimbursement. Rasayana shall itself, or through its Affiliates or sublicensees, use Commercially Reasonable Efforts to maximize Net Sales for the Products in each country within the Territory within which Regulatory Approval has been obtained.

Article IX. TERMINATION

9.1            Term. This Agreement shall commence on the Effective Date and shall continue on a country-by-country basis until the expiration of the Royalty Term.

9.2            Termination by a Party for Breach. If either Rasayana or Theriva is in material breach of any material obligation hereunder, the non-breaching Party may give written notice to the breaching Party specifying the claimed particulars of such breach, and in the event such material breach is not cured within sixty (60) days after such notice, the non-breaching Party shall have the right thereafter to terminate this Agreement immediately by giving written notice to the breaching Party to such effect; provided, however, that if such breach is capable of being cured but cannot be cured within such sixty (60) day period and the breaching Party initiates actions to cure such breach within such period and thereafter diligently pursues such actions, the breaching Party shall have one additional period of sixty (60) days to cure such breach. Any termination by any Party under this Article IX and the effects of termination provided herein shall be without prejudice to any damages or other legal or equitable remedies to which it may be entitled.

9.3            Termination by a Party in Case of Insolvency of other Party. Either Theriva or Rasayana may terminate this Agreement effective upon written notice if an Insolvency Event occurs with respect to the other Party. In any event, when a Party first becomes aware of the likely occurrence of any Insolvency Event in regard to that Party, it shall promptly so notify the other Party in sufficient time to give the other Party sufficient notice to protect its interests under this Agreement.

9.4            Termination at Will by Rasayana. Rasayana shall have the right to terminate this Agreement for any or no reason upon ninety (90) days’ written notice to Theriva, including but not limited to instances in which the outcome of a clinical trial is adverse and/or unsatisfactory to Rasayana (in its reasonable discretion).

9.5            Termination by Theriva for Failure to Use Commercially Reasonable Efforts to Develop a Product. In the event that, other than as a result of a breach of this Agreement by Theriva, Rasayana suspends all material Development efforts with respect to all Products in the Territory for a period of one hundred and eighty (180) days, or fails to use Commercially Reasonable Efforts to achieve any of the Development milestones set forth on Schedule 6.3(b) by the applicable deadline set forth on Schedule 6.3(b), then Theriva may terminate this Agreement upon ninety (90) days prior written notice to Rasayana, unless Rasayana resumes material Development efforts within such period. In the event of any dispute between the Parties regarding Theriva’s right to terminate the Agreement pursuant to this Section 9.5, termination shall be tolled pending resolution of such dispute pursuant to the provisions of Section 10.7.

9.6            Consequences of Termination. Upon the expiration or any termination of this Agreement:

(a)            neither Party shall be relieved of any obligations incurred prior to such termination;

(b)            the License and other rights granted under Section 2.1 by Theriva to Rasayana will terminate and revert irrevocably to Theriva;

(c)            solely in the case of a termination by Theriva due to Rasayana’s uncured material breach of this Agreement or a termination at will by Rasayana, Rasayana shall, at Theriva’s request, negotiate in good faith for a period of at least ninety (90) days the terms of a commercially reasonable agreement pursuant to which Rasayana may (if such an agreement is executed) assign to Theriva all of Rasayana’s right, title and interest in and to (i) the Product Marks and (ii) all regulatory documentation, Regulatory Filings, and Regulatory Approvals applicable to the Products then owned or controlled by Rasayana or any of its Affiliates; or, if any such regulatory documentation, Regulatory Filings, or Regulatory Approvals are not immediately transferable, Rasayana may provide Theriva with all benefit of such regulatory documentation, Regulatory Filings, or Regulatory Approvals, as applicable, and such assistance and cooperation as necessary or reasonably requested by Theriva to timely transfer such regulatory documentation, Regulatory Filings, and Regulatory Approvals, as applicable, to Theriva or its designee;

(d)            Solely in the case of a termination by Theriva due to Rasayana’s uncured material breach of this Agreement or a termination at will by Rasayana, Rasayana shall, at Theriva’s request, negotiate in good faith for a period of at least ninety (90) days the terms of a commercially reasonable agreement pursuant to which Rasayana may (if such an agreement is executed) grant to Theriva a non-exclusive license and right of reference, with the right to grant multiple tiers of sublicenses and further rights of reference, in and to the Rasayana Intellectual Property for purposes of Researching, Developing, Manufacturing, and Commercializing the Products in the Territory;

(e)            Solely in the case of a termination by Theriva due to Rasayana’s uncured material breach of this Agreement or a termination at will by Rasayana, Rasayana shall, at Theriva’s request, negotiate in good faith for a period of at least ninety (90) days the terms of a commercially reasonable agreement pursuant to which Rasayana may (if such an agreement is executed), and unless expressly prohibited by any Regulatory Authority, cause its Affiliates and its and their sublicensees to, (i) transfer control to Theriva of any or all clinical studies involving the Products being conducted by or on behalf of Rasayana, an Affiliate or a sublicensee as of the effective date of termination and (ii) continue to conduct such clinical studies, at Theriva’s cost, for up to six (6) months to enable such transfer to be completed without interruption of any such clinical study; provided that (x) Theriva shall not have any obligation to continue any clinical study unless required by Applicable Law and (y) with respect to each clinical study for which such transfer is expressly prohibited by the applicable Regulatory Authority, if any, Rasayana shall continue to conduct such clinical study to completion, at Rasayana’s cost and expense;

(f)             notwithstanding anything to the contrary in this Section 9.6, if this Agreement is terminated by Rasayana for Theriva’s breach or Insolvency Event, Rasayana shall have the right to Commercialize any saleable Product inventory maintained by Rasayana until such inventory is exhausted or expires, subject to the obligation to pay the applicable Sales Milestones and Royalties with respect to such sales;

(g)            solely in the case of a termination by Theriva due to Rasayana’s uncured material breach of this Agreement or a termination at will by Rasayana, Rasayana shall, at Theriva’s request, negotiate in good faith for a period of at least ninety (90) days the terms of a commercially reasonable agreement pursuant to which Rasayana may (if such an agreement is executed) assign and Theriva may assume all rights and obligations of Rasayana under any Sublicense Agreement which obligations arise from and after the effective date of the termination of this Agreement and are not due to any breach of the Sublicense Agreement by Rasayana; and

(h)            in the event of a dispute regarding the terms of a commercially reasonable agreement under one or more of Section 9.6(c) Section 9.6(d), Section 9.6(e), and Section 9.6(g), and upon demand in writing by either Party, the Parties shall submit to resolution by a single mutually-acceptable independent Third Party expert who is neutral, disinterested and impartial, and has significant relevant experience in the pharmaceutical and biotechnology businesses (the “Section 9.6 Expert”). If the Parties cannot agree on the identity of the Section 9.6 Expert within two (2) weeks, then each Party may nominate one expert within seven (7) days and the two experts so selected shall appoint the Section 9.6 Expert within seven (7) days of their nomination. Within seven (7) days of appointment, the Section 9.6 Expert shall set a date for the arbitration, which date shall be scheduled as soon as possible and is intended to be scheduled no more than sixty (60) days after the date the present demand. At least seven (7) days prior to the arbitration, each Party shall provide the Section 9.6 Expert with a complete, written proposal of such Party’s solution to the applicable dispute, along with any documentary or other evidence it wishes to provide in support for such proposal. After receiving both Parties’ proposals, the Section 9.6 Expert will have the right to meet with the Parties as necessary to inform its determination and to perform independent research and analysis. The Section 9.6 Expert will be instructed to select one of the Party’s proposals, without modification, within seven (7) days following the receipt of both proposals. The Section 9.6 Expert will deliver its decision regarding the disputed matter in writing and the decision will be binding and conclusive upon both Parties.

9.7            Survival of Obligations; Return of Confidential Information. Upon the expiration or termination of this Agreement for any reason, the following provisions shall survive: Sections 3.6, 3.7, 4.1, 9.6, 9.7, 10.2 and 10.6 through 10.17; Article I (for the purpose of interpreting this Agreement) and Article V. Termination of this Agreement is not exclusive of any other remedies a Party may have in law or in equity, including rights and remedies under the applicable bankruptcy laws.

9.8            Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by Theriva are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that Rasayana, as licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against either Party under the U.S. Bankruptcy Code, the Party that is not a party to such proceeding shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in the non-subject Party’s possession, shall be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon the non-subject Party’s written request therefor, unless the Party subject to such proceeding elects to continue to perform all of its obligations under this Agreement or (b) if not delivered under (a) above, following the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefor by the non-subject Party. To the extent available in countries other than the U.S., applicable law similar to Section 365(n) of the U.S. Bankruptcy Code shall be applied so as to treat this Agreement as an executory contract.

Article X. MISCELLANEOUS

10.1          Representations and Warranties and Covenants.

10.1.1       Theriva and its Affiliates hereby represent and warrant to Rasayana, as of the Effective Date, that (i) it has full power and authority to enter into this Agreement and grant the License set forth in this Agreement, and (ii) the execution and delivery of this Agreement and the performance of its obligations hereunder do not conflict with, violate or breach or constitute a default or require consent under, any contractual obligation or court or administrative order by which Theriva or its Affiliates are bound.

10.1.2       Rasayana hereby represents, warrants and covenants to Theriva, as of the Effective Date, that (i) it has full power and authority to enter into this Agreement, and (ii) the execution and delivery of this Agreement and the performance of its obligations hereunder do not conflict with, violate or breach or constitute a default or require consent under, any contractual obligation or court or administrative order by which Rasayana or its Affiliates are bound, and (iii) it will raise a minimum of one million dollars ($1,000,000) within the Fundraising Period.

10.1.3       Each Party represents and warrants that such Party and all persons employed by or under contract to such Party now or in the future in connection with any work to be performed for or on behalf of the other Party, including without limitation, any services performed hereunder (i) has not been convicted of an offense related to any Federal or State healthcare program, including (but not limited to) those within the scope of 42 U.S.C. § 1320a-7(a); (ii) has not been excluded, suspended or is otherwise ineligible for Federal or State healthcare program participation, including (but not limited to) persons identified on the General Services Administration’s List of Parties Excluded from Federal Programs or the HHS/OIG List of Excluded Individuals/Entities; (iii) has not been debarred from or under any Federal or State healthcare program (including, but not limited to debarment under Section 306 of the Federal Food, Drug and Cosmetic Act (21 USC 335a); or (iv) is not on any of the FDA Clinical Investigator enforcement lists, including, but not limited to, the (a) Disqualified/Totally Restricted List, (b) Restricted List and (c) Adequate Assurances List.

10.1.4       Theriva and its Affiliates hereby represent, warrant and covenant that:

(a)            As of the Effective Date, Theriva or its Affiliates own or control the Licensed IP, free and clear of all liens and encumbrances.

(b)            As of the Effective Date, Theriva and its Affiliates have not granted, and shall not during the term of this Agreement grant, any right, license, covenant, consent or privilege to any Third Party with respect to the Licensed IP, or otherwise undertake any action, which would conflict in any respect with the rights granted to Rasayana set forth in this Agreement, except for that certain License Agreement between ExcellGene SA and Synthetic Biologics, Inc., dated November 27, 2018.

(c)            As of the Effective Date, no Third Party has made any claim or allegation in writing to Theriva or its Affiliates, and Theriva and its Affiliates are not aware of any claim by a Third Party, that such Third Party has any right or interest in or to the Licensed IP.

(d)            As of the Effective Date, there are no intellectual property rights of Theriva or its Affiliates that are not licensed hereunder and are necessary to make, have made, use, sell, offer to sell, export or import or otherwise exploit, or transfer physical possession of or title in the Products. If, after the Effective Date, Theriva or its Affiliates discover that it owns or controls any patent or other intellectual property right that would prevent Rasayana, its Affiliates or its sublicensees from exploiting rights granted herein under the Licensed Patents, Theriva and its Affiliates shall not assert such patent or other intellectual property right against Rasayana, its Affiliates or its sublicensees.

(e)            Theriva has not granted and will not grant any interest in the Licensed IP which is inconsistent with the terms and conditions of this Agreement, nor shall Theriva assign its right, title, or interest in or to the Licensed IP to any Third Party (subject to Section 10.5 hereof).

(f)            As of the Effective Date, (i) Theriva has complied with all of its payment obligations under the ExcellGene Agreements and (ii) to its knowledge, Theriva is not in breach of the ExcellGene Agreement or any other Third Party Material Agreement.

EXCEPT AS SET FORTH IN SECTION 10.1, THE LICENSED PATENTS AND ALL RIGHTS LICENSED UNDER THIS AGREEMENT ARE PROVIDED ON AN “AS IS” BASIS AND THERIVA MAKES NO REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT THERETO. BY WAY OF EXAMPLE BUT NOT OF LIMITATION, THERIVA MAKES NO REPRESENTATIONS OR WARRANTIES, AND HEREBY DISCLAIMS ALL EXPRESS AND IMPLIED REPRESENTATIONS AND WARRANTIES, (i) OF COMMERCIAL UTILITY, ACCURACY, COMPLETENESS, PERFORMANCE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OR ENFORCEABILITY OF THE LICENSED PATENTS, AND PROFITABILITY; OR (ii) THAT THE USE OF THE LICENSED PATENTS OR PRODUCTS WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK, OR OTHER PROPRIETARY RIGHTS OF THIRD PARTIES.

10.2            Indemnification.

10.2.1         By Rasayana. Rasayana shall indemnify, defend, and hold harmless Theriva, its Affiliates, and their respective directors, officers, employees, and agents, and their respective successors, heirs, and assigns (the “Theriva Indemnitees”), from and against all liabilities, damages, losses, and expenses (including, without limitation, reasonable attorneys’ fees and expenses of litigation) (collectively, “Losses”) incurred by or imposed upon the Theriva Indemnitees, or any of them, as a result of claims, suits, actions, demands, or judgements of Third Parties, including, without limitation, personal injury and product liability matters (collectively, “Third Party Claims”), arising out of (i) the material breach of any representation, warranty, or covenant of Rasayana in this Agreement, (ii) the Research, Development, Manufacture, and Commercialization of any Product by Rasayana or any of its Affiliates, sublicensees, or agents, or (iii) the gross negligence or willful misconduct of Rasayana, its Affiliates, or sublicensees.

10.2.2         By Theriva. Theriva shall indemnify, defend, and hold harmless Rasayana its Affiliates, and their respective directors, officers, employees, and agents, and their respective successors, heirs, and assigns (the “Rasayana Indemnitees”), from and against all Losses incurred by or imposed upon the Rasayana Indemnities, or any of them, as a result of any Third Party Claims arising out of (i) the material breach of any representation, warranty, or covenant of Theriva in this Agreement, or (ii) the gross negligence or willful misconduct of Theriva or its Affiliates.

10.2.3         The indemnifying Party’s obligation to indemnify the other Party’s Indemnitee(s) pursuant to Sections 10.2.1 and 10.2.2 shall not apply to the extent of any Losses (a) that arise from the gross negligence or intentional misconduct of the other Party’s Indemnitee(s); or (b) that arise from the breach of this Agreement or any representation, warranty or covenant hereunder by the other Party’s Indemnitee(s).

10.2.4         To be eligible to be so indemnified as described in Section 10.2.1 and 10.2.2, each of the Rasayana Indemnitees or Theriva Indemnitees (collectively, the “Indemnitees”) seeking to be indemnified shall provide the indemnifying Party with prompt notice of any claim (with a description of the claim and the nature and amount of any such loss) giving rise to the indemnification obligation pursuant to Section 10.2.1 or 10.2.2, as applicable, and the exclusive ability to defend such claim but for the differing interests exception set forth below (with the reasonable cooperation of Indemnitee(s)); provided, however, that the failure to provide prompt notice shall not relieve the indemnifying Party of its obligations except to the extent any failure by the Indemnitee(s) to deliver prompt notice shall have been prejudicial to the indemnifying Party’s ability to defend such action. Each Indemnitee(s) shall have the right to retain its own counsel in such action at its own expense or, if representation by the counsel of the indemnifying Party reasonably would be considered inappropriate due to actual or potential differing interests between such Indemnitee(s) and the indemnifying Party, at the indemnifying Party’s expense (provided that, the indemnifying Party shall only be responsible for any such expenses that are reasonable). Neither the Indemnitee(s) nor the indemnifying Party shall settle or consent to the entry of any judgment with respect to any claim for losses for which indemnification is sought, without the prior written consent of the other (not to be unreasonably withheld or delayed); provided, however, that the indemnifying Party shall have the right to settle or compromise any claim for Losses without such prior written consent if the settlement or compromise provides for an unconditional release of the Indemnitee(s).

10.2.5         No Assumption of Liabilities. Except as specifically set forth in this Agreement, neither Party is assuming under this Agreement any liabilities or responsibilities of the other Party or its Affiliates relating to Licensed Patents or the Products.

10.2.6         Limitation of Liability. EXCEPT FOR LOSSES ARISING FROM A PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT AND EXCEPT FOR AMOUNTS AWARDED TO ANY THIRD PARTY FOR WHICH A PARTY IS ENTITLED TO INDEMNIFICATION HEREUNDER, TO THE MAXIMUM EXTENT PERMITTED BY LAW AND NOTWITHSTANDING ANY PROVISION IN THIS AGREEMENT TO THE CONTRARY, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, RELIANCE OR PUNITIVE DAMAGES OR LOST OR IMPUTED PROFITS OR PROFIT SHARE, WHETHER LIABILITY IS ASSERTED IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT PRODUCT LIABILITY), INDEMNITY OR CONTRIBUTION, AND IRRESPECTIVE OF WHETHER THAT PARTY OR ANY REPRESENTATIVE OF THAT PARTY HAS BEEN ADVISED OF, OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF, ANY SUCH LOSS OR DAMAGE. THE PARTIES AGREE THAT THE LIMITATIONS SPECIFIED IN THIS SECTION SHALL APPLY EVEN IF ANY LIMITED REMEDY SPECIFIED IN THIS AGREEMENT IS FOUND TO HAVE FAILED OF ITS ESSENTIAL PURPOSE.

10.3            Publication and Publicity.

10.3.1         Publication. Each Party agrees that, except as required by applicable laws, it shall not publish or present, or permit to be published or presented, the results of the Research, Development, or Commercialization of the Products to the extent such results refer to or otherwise relate to the Licensed IP (the “Covered Results”) without the prior review by and approval of the other Party. Each Party shall provide to the other Party the opportunity to review each of the submitting Party’s proposed abstracts, manuscripts or presentations (including, without limitation, information to be presented verbally) that relate to the Covered Results at least ninety (90) days prior to its intended presentation or submission for publication, and such submitting Party agrees, upon written request from the other Party given within such ninety (90) days, not to submit such abstract or manuscript for publication or to make such presentation until the other Party is given up to ninety (90) days from the date of such written request to seek appropriate patent protection for any Covered Results in such publication or presentation that it reasonably believes may be patentable. Each Party also shall have the right to require that any of its Confidential Information that is disclosed in any such proposed publication or presentation be deleted prior to such publication or presentation. In any permitted publication or presentation by a Party, the other Party’s contribution shall be duly recognized, and co-authorship shall be determined in accordance with customary industry standards.

10.3.2         Publicity and Disclosure of Agreement. The Parties shall agree on a mutually acceptable press release with respect to this Agreement and related matters, which shall be released promptly following the Effective Date. Neither Party shall have the right to originate any publicity, news release or other public announcement, written or oral, relating to this Agreement or the transactions contemplated hereunder, without the prior written approval of the other Party except as otherwise required by law. Either Party shall be free to disclose the existence and terms of this Agreement to the extent required by any securities law or related disclosure requirements, and to its existing or prospective investors, sublicensees, collaboration partners or acquirers, in each case if each such Third Party has agreed in writing to market-typical confidentiality obligations.

10.4            Non-Use of Names. No license or right is granted hereunder to a Party to, and a Party shall not, use any name, trademark or logo, or the physical likeness or name of any employee of the other Party in any advertising, promotional or sales literature, without the prior written consent of the other Party unless required by law or regulation.

10.5            Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by either Party without the prior written consent of the other Party, except to Affiliates or to a person or entity who acquires all or substantially all of the business of the assigning Party by merger, sale of assets or otherwise; provided that the acquirer agrees to be bound by all of the terms and conditions of this Agreement if it is not otherwise bound by operation of law. Any purported assignment in contravention of this Section 10.5 shall be void.

10.6            Governing Law. This Agreement shall be governed by and construed under the laws of the State of New York, without regard to its conflicts of laws rules. Place of jurisdiction shall be New York, New York.

10.7            Arbitration. Except as provided for the restricted circumstances of Section 1.44 and Section 9.6 and except as set forth in this Section 10.7, each dispute between the Parties related to this Agreement will be referred to and finally resolved by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “Rules”). Each Party will within fifteen (15) business days after the institution of the arbitration proceedings appoint one (1) arbitrator and the third arbitrator to be selected by mutual agreement of the two (2) arbitrators appointed by the Parties, and each arbitrator will have significant experience in the biopharmaceutical industry. If the two initial arbitrators are unable to select a third arbitrator within ten (10) business days, the third arbitrator will be appointed in accordance with the Rules. The foregoing arbitration proceedings may be commenced by either Party by notice to the other Party. Unless otherwise agreed by the Parties, all such arbitration proceedings will be held in New York, New York; provided, however, that proceedings may be conducted by telephone conference call with the consent of the Parties and the arbitrator(s). All arbitration proceedings will be conducted in the English language. The arbitrators will consider grants of equitable relief and orders for specific performance as co-equal remedies along with awards of monetary damages. The arbitrators will have no authority to award punitive damages. The allocation of expenses of the arbitration, including reasonable attorney’s fees, will be determined by the arbitrators, or, in the absence of such determination, each Party will pay its own expenses. The Parties hereby agree that the arbitrators have authority to issue rulings and orders regarding all procedural and evidentiary matters that the arbitrators deem reasonable and necessary with or without petition therefore by the Parties as well as the final ruling and judgment. All rulings by the arbitrators will be final. Notwithstanding any contrary provision of this Agreement, any Party may seek equitable measures of protection in the form of attachment of assets or injunctive relief (including specific performance and injunctive relief) in any matter relating to the proprietary rights and interests of either Party from any court of competent jurisdiction, pending a decision by the arbitral tribunal in accordance with this Section 10.7). The Parties hereby exclude any right of appeal to any court on the merits of such matter. The provisions of this Section 10.7 may be enforced and judgment on the award (including equitable remedies) granted in any arbitration hereunder may be entered in any court having jurisdiction over the award or any of the Parties or any of their respective assets. Except to the extent necessary to confirm an award or as may be required by law, neither a Party nor an arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both Parties. The Parties agree that, in the event of a dispute over the nature or quality of performance under this Agreement, neither Party may terminate this Agreement until final resolution of the dispute through arbitration or other judicial determination. Nothing in this Section 10.7 will preclude either Party from seeking interim or provisional relief from a court of competent jurisdiction, including a temporary restraining order, preliminary injunction or other interim equitable relief, concerning a dispute either prior to or during any arbitration if necessary to protect the interests of such Party or to preserve the status quo pending the arbitration proceeding. Notwithstanding the Parties’ agreement to arbitrate, unless the Parties agree in writing in any particular case, disputes between the Parties relating to or arising out of, or for which resolution depends in whole or in part on a determination of the interpretation, scope, validity, enforceability or infringement of, patent rights or of any trademark rights relating to any Product will not be subject to arbitration under this Agreement, and the Parties may pursue whatever rights and remedies may be available to them under law or equity, including litigation in a court of competent jurisdiction, with respect to such disputes.

10.8            Waiver. The waiver by either Party of a breach or a default of any provision of this Agreement by the other Party shall not be construed as a waiver of any succeeding breach of the same or any other provision, nor shall any delay or omission on the part of either Party to exercise or avail itself of any right, power or privilege that it has or may have hereunder operate as a waiver of any right, power or privilege by such Party.

10.9            Notices. Any notice or other communication in connection with this Agreement must be in writing from an authorized individual representative, including via email, and shall be effective when delivered to the addressee at their respective address listed above or such other address as the addressee shall have specified in a notice actually received by the addressor.

10.10          No Agency. Nothing herein shall be deemed to constitute either Party as the agent or representative of the other Party or both Parties as joint venturers or partners for any purpose. Neither Party shall be responsible for the acts or omissions of the other Party, and neither Party will have authority to speak for, represent or obligate the other Party in any way without prior written authority from the other Party.

10.11          Entire Agreement. This Agreement contains the full understanding of the Parties with respect to the subject matter hereof and supersedes all prior understandings and writings relating thereto. No waiver, alteration or modification of any of the provisions hereof shall be binding unless made in writing and signed by the Parties by their respective officers thereunto duly authorized.

10.12          Severability. In the event that any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable or invalid, the validity and enforceability of the remaining provisions shall not be affected, and the rights and obligations of the Parties shall be construed and enforced as if the Agreement did not contain the particular provisions held to be invalid or unenforceable.

10.13          Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their permitted successors and assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.14          Construction. The Parties agree that each Party has reviewed this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not apply to the interpretation of this Agreement. As used herein, the term “including” shall mean “including, without limitation.” The words “herein,” “hereof’ and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision. References in this Agreement to “provisions of this Agreement” refer to the terms, conditions and promises contained in this Agreement taken as a whole, including all Schedules attached hereto. All references to months or quarters are references to calendar months or calendar quarters, respectively, unless otherwise specified. References to the singular include the plural.

10.15          Force Majeure. Neither Party will be liable to the other Party for any failure or delay caused by events beyond its control, and such failure or delay will not constitute a default hereunder. If a force majeure event occurs, the Party impacted by such force majeure event shall promptly notify the other Party in writing of the occurrence of such force majeure event, and such impacted Party shall use diligent efforts to mitigate any adverse consequences arising out of its failure to perform and resume performance as promptly as possible.

10.16          Further Assurances. Each Party agrees to execute, acknowledge and deliver such further instruments and to do all such other acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

10.17          Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Signatures to this Agreement may be delivered by facsimile, authenticated electronic signature program (e.g., DocuSign) or by means of electronic replication and transmission (e.g., PDF by e-mail).

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as a sealed instrument in their names by their properly and duly authorized officers or representatives as of the Effective Date.

THERIVA BIOLOGICS, INC.

By:

Name:

Title:

RASAYANA THERAPEUTICS, INC.

By:

Name:

Title:

Exhibit A

Licensed Patents

Docket No.	Title	App. No./Filing Date/ App. Priority Date	Patent No./ Issue Date	Status/ Jurisdiction
SYN-024PR	ALKALINE PHOSPHATASE FORMULATIONS	US 62/474,147 Filing Date: Mar-21-2017 Priority Date: N/A	N/A	Converted Priority Document
SYN-024PC	ALKALINE PHOSPHATASE FORMULATIONS	PCT/US2018/023327 Filing Date: Mar-20-2018 Priority Date: Mar-21-2017	N/A	Converted Priority Document
SYN-024CA	ALKALINE PHOSPHATASE FORMULATIONS	3,057,089 Filing Date: Mar-20-2018 Priority Date: Mar-21-2017	N/A	Pending Canada
SYN-024EP	ALKALINE PHOSPHATASE FORMULATIONS	EP 18770515.7 Filing Date: Mar-20-2018 Priority Date: Mar-21-2017	3600257 May-10-2023	Patented Europe
SYN-024CH	ALKALINE PHOSPHATASE FORMULATIONS	EP 18770515.7 Filing Date: Mar-20-2018 Priority Date: Mar-21-2017	3600257 May-10-2023	Patented Switzerland
SYN-024DE	ALKALINE PHOSPHATASE FORMULATIONS	EP 18770515.7 Filing Date: Mar-20-2018 Priority Date: Mar-21-2017	3600257 May-10-2023	Patented Germany
SYN-024FR	ALKALINE PHOSPHATASE FORMULATIONS	EP 18770515.7 Filing Date: Mar-20-2018 Priority Date: Mar-21-2017	3600257 May-10-2023	Patented France
SYN-024GB	ALKALINE PHOSPHATASE FORMULATIONS	EP 18770515.7 Filing Date: Mar-20-2018 Priority Date: Mar-21-2017	3600257 May-10-2023	Patented United Kingdom
SYN-024C1	ALKALINE PHOSPHATASE FORMULATIONS	16/037,612 Filing Date: Jul-17-2018 Priority Date: Mar-21-2017	10,987,410 Apr-27-2021	Patented USA
SYN-024C2	ALKALINE PHOSPHATASE FORMULATIONS	17/215,270 Filing Date: Mar-29-2021 Priority Date: Mar-21-2017	12,048,735 Jul-30-2024	Patented USA
SYN-024C3	ALKALINE PHOSPHATASE FORMULATIONS	18/744,950 Filing Date: Jun-17-2024 Priority Date: Mar-21-2017	N/A	Allowed USA
SYN-024C4	ALKALINE PHOSPHATASE FORMULATIONS	19/400,039 Filing Date: Nov-25-2025 Priority Date: Mar-21-2017	N/A	Pending USA
SYN-034PR	ALKALINE PHOSPHATASE AGENTS FOR TREATMENT OF NEURODEGENERATIVE DISORDERS	US 62/615,227 Filing Date: 01-09-2018 Priority Date: N/A	N/A	Converted Priority Document
SYN-034PR2	ALKALINE PHOSPHATASE AGENTS FOR TREATMENT OF NEURODEGENERATIVE DISORDERS	US 62/679,310 Filing Date: 06-01-2018 Priority Date: N/A	N/A	Converted Priority Document
SYN-034PC	ALKALINE PHOSPHATASE AGENTS FOR TREATMENT OF NEURODEGENERATIVE DISORDERS	PCT/US19/12671 Filing Date: 01-09-2019 Priority Date: 01-09-2018	N/A	Converted Priority Document
SYN-034AU	ALKALINE PHOSPHATASE AGENTS FOR TREATMENT OF NEURODEGENERATIVE DISORDERS	2019207600 Filing Date: 01-09-2019 Priority Date: 01-09-2018	2019207600 Apr-24-2025	Patented Australia

Docket No.	Title	App. No./Filing Date/ App. Priority Date	Patent No./ Issue Date	Status/ Jurisdiction
SYN-034CA	ALKALINE PHOSPHATASE AGENTS FOR TREATMENT OF NEURODEGENERATIVE DISORDERS	3,087,569 Filing Date: 01-09-2019 Priority Date: 01-09-2018	N/A	Pending Canada
SYN-034EP	ALKALINE PHOSPHATASE AGENTS FOR TREATMENT OF NEURODEGENERATIVE DISORDERS	19739158.4 Filing Date: 01-09-2019 Priority Date: 01-09-2018	3737750 Jun-5-2024	Patented Europe
SYN-034FR	ALKALINE PHOSPHATASE AGENTS FOR TREATMENT OF NEURODEGENERATIVE DISORDERS	19739158.4 Filing Date: 01-09-2019 Priority Date: 01-09-2018	3737750 Jun-5-2024	Patented France
SYN-034DE	ALKALINE PHOSPHATASE AGENTS FOR TREATMENT OF NEURODEGENERATIVE DISORDERS	602019053242.3 Filing Date: 01-09-2019 Priority Date: 01-09-2018	3737750 Jun-5-2024	Patented Germany
SYN-034GB	ALKALINE PHOSPHATASE AGENTS FOR TREATMENT OF NEURODEGENERATIVE DISORDERS	19739158.4 Filing Date: 01-09-2019 Priority Date: 01-09-2018	3737750 Jun-5-2024	Patented United Kingdom
SYN-034	ALKALINE PHOSPHATASE AGENTS FOR TREATMENT OF NEURODEGENERATIVE DISORDERS	16/960,362 Filing Date: 07-07-2020 Priority Date: 01-09-2018	11,338,020 May-24-2022	Patented USA
SYN-034C1	ALKALINE PHOSPHATASE AGENTS FOR TREATMENT OF NEURODEGENERATIVE DISORDERS	17/725,692 Filing Date: 04-21-2022 Priority Date: 01-09-2018	N/A	Pending USA
SYN-035PR	INTESTINAL ALKALINE PHOSPHATASE FORMULATIONS	US 62/645,421 Filing Date: Mar-20-2018 Priority Date: N/A	N/A	Converted Priority Document
SYN-035PC	INSTESTINAL ALKALINE PHOSPHATASE FORMULATIONS	PCT/US19/23142 Filing Date: Mar-20-2019 Priority Date: Mar-20-2018	N/A	Converted Priority Document
SYN-035CA	INSTESTINAL ALKALINE PHOSPHATASE FORMULATIONS	3,094,173 Filing Date: Mar-20-2019 Priority Date: Mar-20-2018	N/A	Pending Canada
SYN-035EP	INSTESTINAL ALKALINE PHOSPHATASE FORMULATIONS	19770784.7 Filing Date: Mar-20-2019 Priority Date: Mar-20-2018	3768302 May-7-2025	Patented Europe
SYN-035CH	INSTESTINAL ALKALINE PHOSPHATASE FORMULATIONS	19770784.7 Filing Date: Mar-20-2019 Priority Date: Mar-20-2018	3768302 May-7-2025	Patented Switzerland
SYN-035DE	INSTESTINAL ALKALINE PHOSPHATASE FORMULATIONS	602019069666.3 Filing Date: Mar-20-2019 Priority Date: Mar-20-2018	3768302 May-7-2025	Patented Germany
SYN-035ES	INSTESTINAL ALKALINE PHOSPHATASE FORMULATIONS	19770784.7 Filing Date: Mar-20-2019 Priority Date: Mar-20-2018	3768302 May-7-2025	Patented Spain
SYN-035FR	INSTESTINAL ALKALINE PHOSPHATASE FORMULATIONS	19770784.7 Filing Date: Mar-20-2019 Priority Date: Mar-20-2018	3768302 May-7-2025	Patented France
SYN-035GB	INSTESTINAL ALKALINE PHOSPHATASE FORMULATIONS	19770784.7 Filing Date: Mar-20-2019 Priority Date: Mar-20-2018	3768302 May-7-2025	Patented United Kingdom
SYN-035IT	INSTESTINAL ALKALINE PHOSPHATASE FORMULATIONS	19770784.7 Filing Date: Mar-20-2019 Priority Date: Mar-20-2018	3768302 May-7-2025	Patented Italy

Docket No.	Title	App. No./Filing Date/ App. Priority Date	Patent No./ Issue Date	Status/ Jurisdiction
SYN-035	INSTESTINAL ALKALINE PHOSPHATASE FORMULATIONS	16/982,236 Filing Date: Sep-18-2020 Priority Date: Mar-20-2018	11,638,699 May-02-2023	Patented USA
SYN-035C1	INSTESTINAL ALKALINE PHOSPHATASE FORMULATIONS	18/185,584 Filing Date: Mar-17-2023 Priority Date: Mar-20-2018	12,472,147 Nov-18-2025	Patented USA
SYN-035C2	INSTESTINAL ALKALINE PHOSPHATASE FORMULATIONS	19/366,864 Filing Date: Oct-23-2025 Priority Date: Mar-20-2018	NA	Pending USA
SYN-036PR	ALKALINE PHOSPHATASE AGENTS FOR TREATMENT OF RADIATION DISORDERS	US 62/645,469 Filing Date: Mar-20-2018 Priority Date: N/A	N/A	Converted Priority Document
SYN-036PR2	ALKALINE PHOSPHATASE AGENTS FOR TREATMENT OF RADIATION DISORDERS	US 62/714,398 Filing Date: Aug-03-2018 Priority Date: N/A	N/A	Converted Priority Document
SYN-036PC	ALKALINE PHOSPHATASE AGENTS FOR TREATMENT OF RADIATION DISORDERS	PCT/US19/23143 Filing Date: Mar-30-2019 Priority Date: Aug-03-2018	N/A	Converted Priority Document
SYN-036CA	ALKALINE PHOSPHATASE AGENTS FOR TREATMENT OF RADIATION DISORDERS	3,094,174 Filing Date: Mar-30-2019 Priority Date: Aug-03-2018	N/A	Pending Canada
SYN-036EP	ALKALINE PHOSPHATASE AGENTS FOR TREATMENT OF RADIATION DISORDERS	19770253.3 Filing Date: Mar-30-2019 Priority Date: Aug-03-2018	3773686 Jun-07-2023	Patented Europe
SYN-036FR	ALKALINE PHOSPHATASE AGENTS FOR TREATMENT OF RADIATION DISORDERS	19770253.3 Filing Date: Mar-30-2019 Priority Date: Aug-03-2018	3773686 Jun-07-2023	Patented France
SYN-036DE	ALKALINE PHOSPHATASE AGENTS FOR TREATMENT OF RADIATION DISORDERS	602019030419.6 Filing Date: Mar-30-2019 Priority Date: Aug-03-2018	3773686 Jun-07-2023	Patented Germany
SYN-036CH	ALKALINE PHOSPHATASE AGENTS FOR TREATMENT OF RADIATION DISORDERS	19770253.3 Filing Date: Mar-30-2019 Priority Date: Aug-03-2018	3773686 Jun-07-2023	Patented Switzerland
SYN-036GB	ALKALINE PHOSPHATASE AGENTS FOR TREATMENT OF RADIATION DISORDERS	19770253.3 Filing Date: Mar-30-2019 Priority Date: Aug-03-2018	3773686 Jun-07-2023	Patented United Kingdom
SYN-036EPD1	ALKALINE PHOSPHATASE AGENTS FOR TREATMENT OF RADIATION DISORDERS	23177425.8 Filing Date: Mar-30-2019 Priority Date: Aug-03-2018	N/A	Pending Europe
SYN-036	ALKALINE PHOSPHATASE AGENTS FOR TREATMENT OF RADIATION DISORDERS	16/982,211 Filing Date: Sep-18-2020 Priority Date: Aug-03-2018	11,654,184 May-23-2023	Patented USA
SYN-036C1	ALKALINE PHOSPHATASE AGENTS FOR TREATMENT OF RADIATION DISORDERS	18/300,634 Filing Date: Apr-14-2023 Priority Date: Aug-03-2018	N/A	Pending USA
SYN-037PR	METHODS OF MAKING ALKALINE PHOSPHATASE AGENTS	US 62/686,467 Filing Date: Jun-18-2018 Priority Date: N/A	N/A	Converted Priority Document
SYN-037PC	METHODS OF MAKING ALKALINE PHOSPHATASE AGENTS	PCT/US19/37419 Filing Date: Jun-17-2019 Priority Date: Jun-18-2018	N/A	Converted Priority Document
SYN-037CA	METHODS OF MAKING ALKALINE PHOSPHATASE AGENTS	3,103,443 Filing Date: Jun-17-2019 Priority Date: Jun-18-2018	N/A	Pending Canada
SYN-037EP	METHODS OF MAKING ALKALINE PHOSPHATASE AGENTS	19822519.5 Filing Date: Jun-17-2019 Priority Date: Jun-18-2018	N/A	Pending Europe

Docket No.	Title	App. No./Filing Date/ App. Priority Date	Patent No./ Issue Date	Status/ Jurisdiction
SYN-037	METHODS OF MAKING ALKALINE PHOSPHATASE AGENTS	17/252,447 Filing Date: Dec-15-2020 Priority Date: Jun-18-2018	N/A	Pending USA
SYN-044PR	ALKALINE PHOSPHATASE FORMULATIONS AND USES THEREOF	62/856,309 Filing Date: June-03-2019 Priority Date: N/A	N/A	Converted Priority Document
SYN-044PC	ALKALINE PHOSPHATASE FORMULATIONS AND USES THEREOF	PCT/US2020/35814 Filing Date: Jun-03-2020 Priority Date: Jun-03-2019	N/A	Converted Priority Document
SYN-044AU	ALKALINE PHOSPHATASE FORMULATIONS AND USES THEREOF	2020287084 Filing Date: Jun-03-2020 Priority Date: Jun-03-2019	N/A	Pending Australia
SYN-044CA	ALKALINE PHOSPHATASE FORMULATIONS AND USES THEREOF	3,142,240 Filing Date: Jun-03-2020 Priority Date: Jun-03-2019	N/A	Pending Canada
SYN-044CND1	ALKALINE PHOSPHATASE FORMULATIONS AND USES THEREOF	2024118272485 Filing Date: Dec-12-2024 Priority Date: Jun-03-2019	N/A	Pending China
SYN-044EP	ALKALINE PHOSPHATASE FORMULATIONS AND USES THEREOF	20818286.5 Filing Date: Jun-03-2020 Priority Date: Jun-03-2019	N/A	Pending Europe
SYN-044JP	ALKALINE PHOSPHATASE FORMULATIONS AND USES THEREOF	2021-571800 Filing Date: Jun-03-2020 Priority Date: Jun-03-2019	N/A	Pending Japan
SYN-044JPDV	ALKALINE PHOSPHATASE FORMULATIONS AND USES THEREOF	2024-206717 Filing Date: Nov-27-2024 Priority Date: Jun-03-2019	N/A	Pending Japan
SYN-044KR	ALKALINE PHOSPHATASE FORMULATIONS AND USES THEREOF	10-2021-7043142 Filing Date: Jun-03-2020 Priority Date: Jun-03-2019	N/A	Pending Korea
SYN-044	ALKALINE PHOSPHATASE FORMULATIONS AND USES THEREOF	17/615,942 Filing Date: Dec-02-2021 Priority Date: Jun-03-2019	N/A	Pending USA
SYN-046PR	ALKALINE PHOSPHATE-BASED ONCOLOGY TREATMENTS	62/843,850 Filing Date: May-06-2019 Priority Date: N/A	N/A	Converted Priority Document
SYN-046PC	ALKALINE PHOSPHATE-BASED ONCOLOGY TREATMENTS	PCT/US20/31430 Filing Date: May-05-2020 Priority Date: May-06-2019	N/A	Converted Priority Document
SYN-046AU	ALKALINE PHOSPHATE-BASED ONCOLOGY TREATMENTS	2020270046 Filing Date: May-05-2020 Priority Date: May-06-2019	N/A	Pending Australia
SYN-046CA	ALKALINE PHOSPHATE-BASED ONCOLOGY TREATMENTS	3,137,045 Filing Date: May-05-2020 Priority Date: May-06-2019	N/A	Pending Canada
SYN-046CN	ALKALINE PHOSPHATE-BASED ONCOLOGY TREATMENTS	2020800451955 Filing Date: May-05-2020 Priority Date: May-06-2019	N/A	Pending China
SYN-046EP	ALKALINE PHOSPHATE-BASED ONCOLOGY TREATMENTS	20803028.8 Filing Date: May-05-2020 Priority Date: May-06-2019	N/A	Pending Europe
SYN-046JP	ALKALINE PHOSPHATE-BASED ONCOLOGY TREATMENTS	2021-566449 Filing Date: May-05-2020 Priority Date: May-06-2019	7660523 Apr-3-2025	Patented Japan
SYN-046KR	ALKALINE PHOSPHATE-BASED ONCOLOGY TREATMENTS	10-2021-7039715 Filing Date: May-05-2020 Priority Date: May-06-2019	N/A	Pending Korea

Docket No.	Title	App. No./Filing Date/ App. Priority Date	Patent No./ Issue Date	Status/ Jurisdiction
SYN-046	ALKALINE PHOSPHATE-BASED ONCOLOGY TREATMENTS	17/608,252 Filing Date: Nov-02-2021 Priority Date: May-06-2019	12,318,434 Jun-3-2025	Patented USA
SYN-046C1	ALKALINE PHOSPHATE-BASED ONCOLOGY TREATMENTS	19/196,290 Filing Date: May-1-2025 Priority Date: May-06-2019	N/A	Pending USA
SYN-047PR	INTESTINAL ALKALINE PHOSPHATASE-BASED TREATMENTS OF METABOLIC DISORDERS	62/875,536 Filing Date: Jul-18-2019 Priority Date: N/A	N/A	Converted Priority Document
SYN-047PC	INTESTINAL ALKALINE PHOSPHATASE-BASED TREATMENTS OF METABOLIC DISORDERS	PCT/US20/42294 Filing Date: Jul-16-2020 Priority Date Jul-18-2019	N/A	Converted Priority Document
SYN-047CA	INTESTINAL ALKALINE PHOSPHATASE-BASED TREATMENTS OF METABOLIC DISORDERS	3,146,738 Filing Date: Jul-16-2020 Priority Date Jul-18-2019	N/A	Pending Canada
SYN-047EP	INTESTINAL ALKALINE PHOSPHATASE-BASED TREATMENTS OF METABOLIC DISORDERS	20840610.8 Filing Date: Jul-16-2020 Priority Date Jul-18-2019	3999637 Apr-2-2025	Patented Europe
SYN-047CH	INTESTINAL ALKALINE PHOSPHATASE-BASED TREATMENTS OF METABOLIC DISORDERS	20840610.8 Filing Date: Jul-16-2020 Priority Date Jul-18-2019	3999637 Apr-2-2025	Patented Switzerland
SYN-047DE	INTESTINAL ALKALINE PHOSPHATASE-BASED TREATMENTS OF METABOLIC DISORDERS	602020048851.0 Filing Date: Jul-16-2020 Priority Date Jul-18-2019	3999637 Apr-2-2025	Patented Germany
SYN-047ES	INTESTINAL ALKALINE PHOSPHATASE-BASED TREATMENTS OF METABOLIC DISORDERS	20840610.8 Filing Date: Jul-16-2020 Priority Date Jul-18-2019	3999637 Apr-2-2025	Patented Spain
SYN-047FR	INTESTINAL ALKALINE PHOSPHATASE-BASED TREATMENTS OF METABOLIC DISORDERS	20840610.8 Filing Date: Jul-16-2020 Priority Date Jul-18-2019	3999637 Apr-2-2025	Patented France
SYN-047GB	INTESTINAL ALKALINE PHOSPHATASE-BASED TREATMENTS OF METABOLIC DISORDERS	20840610.8 Filing Date: Jul-16-2020 Priority Date Jul-18-2019	3999637 Apr-2-2025	Patented United Kingdom
SYN-047IT	INTESTINAL ALKALINE PHOSPHATASE-BASED TREATMENTS OF METABOLIC DISORDERS	20840610.8 Filing Date: Jul-16-2020 Priority Date Jul-18-2019	3999637 Apr-2-2025	Patented Italy
SYN-047EPD1	INTESTINAL ALKALINE PHOSPHATASE-BASED TREATMENTS OF METABOLIC DISORDERS	25167373.7 Filing Date: Mar-31-2025 Priority Date Jul-18-2019	N/A	Pending Europe
SYN-047	INTESTINAL ALKALINE PHOSPHATASE-BASED TREATMENTS OF METABOLIC DISORDERS	17/626,932 Filing Date: Jan-13-2022 Priority Date Jul-18-2019	N/A	Pending USA
SYN-054PR	ALKALINE PHOSPHATASE-BASED TREATMENTS OF CELIAC DISEASE	63/192,265 Filing Date: May-24-2021 Priority Date: N/A	N/A	Converted Priority Document

Docket No.	Title	App. No./Filing Date/ App. Priority Date	Patent No./ Issue Date	Status/ Jurisdiction
SYN-054PC	ALKALINE PHOSPHATASE-BASED TREATMENTS OF CELIAC DISEASE	PCT/US2022/030653 Filing Date: May-24-2022 Priority Date: May-24-2021	N/A	Converted Priority Document
SYN-054CA	ALKALINE PHOSPHATASE-BASED TREATMENTS OF CELIAC DISEASE	3,219,706 Filing Date: Nov-20-2023 Priority Date: May-24-2021	N/A	Pending Canada
SYN-054EP	ALKALINE PHOSPHATASE-BASED TREATMENTS OF CELIAC DISEASE	22811951.7 Filing Date: Dec-12-2023 Priority Date: May-24-2021	N/A	Pending Europe
SYN-054	ALKALINE PHOSPHATASE-BASED TREATMENTS OF CELIAC DISEASE	18/563,277 Filing Date: Nov-21-2023 Priority Date: May-24-2021	N/A	Pending USA
SYN-059PR	ULCERATIVE COLITIS TREATMENTS IN SELECTED PATIENTS	63/345,141 Filing Date: May-24-2022 Priority Date: N/A	N/A	Converted Priority Document
SYN-059PC	ULCERATIVE COLITIS TREATMENTS IN SELECTED PATIENTS	PCT/US2023/067347 Filing Date: May-24-2022 Priority Date: May-24-2022	NA	Converted Priority Document
SYN-059AU	ULCERATIVE COLITIS TREATMENTS IN SELECTED PATIENTS	2023276693 Filing Date: Nov-13-2024 Priority Date: May-24-2022	NA	Pending Australia
SYN-059CA	ULCERATIVE COLITIS TREATMENTS IN SELECTED PATIENTS	3,254,369 Filing Date: Nov-15-2024 Priority Date: May-24-2022	NA	Pending Canada
SYN-059EP	ULCERATIVE COLITIS TREATMENTS IN SELECTED PATIENTS	23812714.6 Filing Date: Dec-06-2024 Priority Date: May-24-2022	NA	Pending Europe
SYN-059JP	ULCERATIVE COLITIS TREATMENTS IN SELECTED PATIENTS	2024-569720 Filing Date: Nov-25-2024 Priority Date: May-24-2022	NA	Pending Japan
SYN-059NZ	ULCERATIVE COLITIS TREATMENTS IN SELECTED PATIENTS	816274 Filing Date: Nov-25-2024 Priority Date: May-24-2022	NA	Pending New Zealand
SYN-059	ULCERATIVE COLITIS TREATMENTS IN SELECTED PATIENTS	18/866,234 Filing Date: Nov-15-2024 Priority Date: May-24-2022	NA	Pending USA
SYN-060PR	TREATMENT OR PREVENTION OF GASTROINTESTINAL IMMUNOTHERAPY SIDE EFFECTS	63/396,398 Filing Date: Aug-09-2022 Priority Date: N/A	N/A	Converted Priority Document
SYN-060PC	TREATMENT OR PREVENTION OF GASTROINTESTINAL IMMUNOTHERAPY SIDE EFFECTS	PCT/US2023/071834 Filing Date: Aug-08-2023 Priority Date: Aug-09-2022	N/A	Converted Priority Document
SYN-060AU	TREATMENT OR PREVENTION OF GASTROINTESTINAL IMMUNOTHERAPY SIDE EFFECTS	2023324028 Filing Date: Jan-14-2025 Priority Date: Aug-09-2022	N/A	Pending Australia
SYN-060CA	TREATMENT OR PREVENTION OF GASTROINTESTINAL IMMUNOTHERAPY SIDE EFFECTS	3,263,383 Filing Date: Jan-27-2025 Priority Date: Aug-09-2022	N/A	Pending Canada

Docket No.	Title	App. No./Filing Date/ App. Priority Date	Patent No./ Issue Date	Status/ Jurisdiction
SYN-060EP	TREATMENT OR PREVENTION OF GASTROINTESTINAL IMMUNOTHERAPY SIDE EFFECTS	23853473.9 Filing Date: Mar-6-2025 Priority Date: Aug-09-2022	N/A	Pending Europe
SYN-060JP	TREATMENT OR PREVENTION OF GASTROINTESTINAL IMMUNOTHERAPY SIDE EFFECTS	2025-507440 Filing Date: Feb-7-2025 Priority Date: Aug-09-2022	N/A	Pending Japan
SYN-060NZ	TREATMENT OR PREVENTION OF GASTROINTESTINAL IMMUNOTHERAPY SIDE EFFECTS	817861 Filing Date: Jan-14-2025 Priority Date: Aug-09-2022	N/A	Pending New Zealand
SYN-060	TREATMENT OR PREVENTION OF GASTROINTESTINAL IMMUNOTHERAPY SIDE EFFECTS	19/101,977 Filing Date: Feb-07-2025 Priority Date: Aug-09-2022	N/A	Pending USA
SYN-067PR	EFFECTIVE DOSING OF INTESTINAL ALKALINE PHOSPHATASE	63/837,264 Filing Date: Jul-02-2025 Priority Date: N/A	N/A	Pending US Provisional
SYN-067PR2	EFFECTIVE DOSING OF INTESTINAL ALKALINE PHOSPHATASE	63/963,712 Filing Date: Jan-20-2026 Priority Date: N/A	N/A	Pending US Provisional

Exhibit B

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Exhibit C

Theriva Payment Receipt Information

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Schedule 6.3(b)

Development Plan.

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